UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

Of The Securities Exchange Act Of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

A. O. Smith Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11270 West Park Place

Milwaukee, WI 53224

March 1, 2011

DEAR FELLOW A. O. SMITH STOCKHOLDER:

I am pleased to invite you to our Annual Meeting of Stockholders of A. O. Smith Corporation, to be held at the Hyatt Regency Jacksonville Riverfront, 225 East Coastline Drive, Jacksonville, Florida, on Monday, April 11, 2011, at 3:00 P.M., Eastern Daylight Time. At this meeting, you will be asked to vote for the election of directors, ratify the appointment of our independent registered public accounting firm, provide an advisory vote on compensation of our named executive officers, provide an advisory vote on the frequency of future votes on compensation of our named executive officers, and consider any other business that may properly come before the meeting.

Again this year, we are taking advantage of the Securities and Exchange Commission rule that authorizes companies to furnish their proxy materials over the Internet. On March 1, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of February 21, 2011. This Notice contains instructions for our stockholders’ use of this process, including how to access our Proxy Statement and Annual Report and how to vote on the Internet. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a Proxy Card that will provide you with instructions to cast your vote on the Internet, a telephone number you may call to cast your vote, or you may complete, sign and return the Proxy Card by mail.

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting. Your vote is extremely important, and we appreciate your taking the time to vote promptly.

Sincerely,

Paul W. Jones

Chairman and Chief Executive Officer

March 1, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of A. O. SMITH CORPORATION will be held at the Hyatt Regency Jacksonville Riverfront, 225 East Coastline Drive, Jacksonville, Florida, on Monday, April 11, 2011, at 3:00 P.M., Eastern Daylight Time, for the following purposes:

(1)	To elect our Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To hold an advisory vote to approve the compensation of our named executive officers;

(4)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

(5)	To consider and act upon such other business as may properly come before the Annual Meeting.

Stockholders of record as of February 21, 2011, are entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at our offices at 11270 West Park Place, Milwaukee, Wisconsin, as of March 31, 2011, for examination by stockholders for purposes related to the meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the Proxy Card by mail, you may sign, date and mail the Proxy Card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a Proxy Card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

James F. Stern

Executive Vice President,

General Counsel and Secretary

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

PROXY STATEMENT FOR 2011 ANNUAL MEETING

PROXY STATEMENT

2011 ANNUAL MEETING

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of A. O. Smith Corporation in connection with the solicitation by its Board of Directors of proxies for use at the Annual Meeting of Stockholders of our company to be held on April 11, 2011, at 3:00 P.M., Eastern Daylight Time, at the Hyatt Regency Jacksonville Riverfront, 225 East Coastline Drive, Jacksonville, Florida.

Under rules and regulations of the Securities and Exchange Commission, or “SEC”, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock and Class A Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials on or about March 1, 2011, to each stockholder at the holder’s address of record.

Record Date

The record date for stockholders entitled to notice of and to vote at the meeting is the close of business on February 21, 2011 (the “Record Date”). As of the Record Date, we had issued 7,481,748 shares of Class A Common Stock, par value $5 per share, 7,449,153 shares of which were outstanding and entitled to one (1) vote each for Class A Common Stock directors and other matters. As of the Record Date, we had issued 40,195,162 shares of Common Stock, par value $1 per share, 38,470,414 shares of which were outstanding and entitled to one (1) vote each for Common Stock directors and one-tenth (1/10th) vote each for other matters.

Class Voting

Under our Amended and Restated Certificate of Incorporation, as long as the number of outstanding shares of our Common Stock is at least 10% of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock, the holders of the Class A Common Stock and holders of the Common Stock vote as separate classes in the election of directors. The holders of our Common Stock are entitled to elect, as a class, 33 1/3% of our entire Board of Directors, rounded up to the next whole director, and the holders of our Class A Common Stock are entitled to elect the remainder of the Board. The holders of our Class A Common Stock have the right to elect the remainder of the directors of the Board pursuant to the preceding sentence as long as the number of outstanding shares of our Class A Common Stock is 12.5% or more of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock. Stockholders are entitled to one (1) vote per share in the election of directors for their class of stock.

Quorum

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for purposes of holding the Annual Meeting. The voting by stockholders at the meeting is conducted by the inspectors of election. Abstentions and broker nonvotes, if any, are counted as present in determining whether the quorum requirement is met.

Required Vote

Directors are elected by a plurality of the votes cast, by proxy (whether by Internet, telephone or mail) or in person, with the holders voting as separate classes. This means that the nominees who receive the greatest number of votes cast are elected as directors. Consequently, any shares that are not voted, whether by abstention, broker nonvotes or otherwise, will have no effect on the election of directors.

For all other matters considered at the meeting, both classes of stock vote together as a single class, with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and the proposal to approve the compensation of our named executive officers will be approved if a majority of the votes present or represented at the meeting are cast in favor of the matter. For the proposal to recommend the frequency of future advisory votes on the compensation of our named executive officers, the particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every one, two or three years, will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders approve. On all such other matters, an abstention will have the same effect as a “no” vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker nonvote will have no effect on the vote.

Cost of Soliciting Proxies

The cost of soliciting proxies, including preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials, Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

How to Vote

Via the Internet – Stockholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for stockholders of record are available 24 hours a day and will close at 12:00 p.m. (CDT) on April 8, 2011. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented here.

By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

By Mail – Stockholders who receive a paper Proxy Card may elect to vote by mail and should complete, sign and date their Proxy Card and mail it in the pre-addressed envelope that accompanies the delivery of a paper Proxy Card. Proxy Cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper Proxy Card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the Proxy Card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and the proposal to approve the compensation of our named executive officers, you may vote “for” or “against” any proposal or you may abstain from voting on any proposal. With respect to the proposal to recommend the frequency of future advisory votes on the compensation of our named executive officers, you may vote for one, two or three years or you may abstain from voting on the proposal.

If you submit a proxy via the Internet, by telephone or by mailing a Proxy Card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors, in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, in favor of approving the compensation of our named executive officers and for holding future advisory votes on the compensation of our named executive officers every year. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

At the Annual Meeting – Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time before the Annual Meeting by delivering written notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of our company or by attending the meeting and voting in person.

Stockholders Sharing the Same Address

SEC rules permit us to deliver only one copy of the Notice of Internet Availability of Proxy Materials or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our 2010 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify our company of their requests by calling or writing Patricia K. Ackerman, Vice President, Investor Relations and Treasurer, A. O. Smith Corporation, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508; (414) 359-4130.

PRINCIPAL STOCKHOLDERS

The following table shows persons who may be deemed to be beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of any class of our stock. Unless otherwise noted, the table reflects beneficial ownership as of December 31, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock	Smith Family Voting Trust 11270 West Park Place Milwaukee, WI 53224[1]	6,285,300		84.38%

Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,668,471	[2]	6.96%

Common Stock	FMR LLC Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	2,223,998	[3]	5.82%

Common Stock	Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,057,189	[4]	5.36%

[1]

The Smith Family Voting Trust (the “Voting Trust”) owned 6,285,300 shares of Class A Common Stock and 729,759 shares of Common Stock as of December 31, 2010. Pursuant to our Restated Articles of Incorporation, Class A Common Stock is convertible at any time at the option of the holder into Common Stock on a share-for-share basis. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. The trustees of the Voting Trust are Bruce M. Smith, Arthur O. Smith (who is the uncle of Bruce M. Smith) and Robert L. Smith (who is the brother of Bruce M. Smith). The trustees do not have beneficial ownership of shares of Class A Common Stock or Common Stock owned by the Voting Trust. The Voting Trust has sole voting power, exercised by a majority of the three trustees, with respect to shares in the Voting Trust. Whenever beneficiaries of the Voting Trust possessing trust interests representing in the aggregate at least 75% of all the votes represented in the Voting Trust direct the sale of shares in the Voting Trust, the trustees must make the sale. If the trustees unanimously authorize a sale of shares in the Voting Trust, with the written consent of beneficiaries of the Voting Trust possessing trust interests representing in the aggregate a majority of all of the votes represented in the Voting Trust, the trustees may make the sale. The Voting Trust will exist until April 23, 2039 and thereafter for additional 30-year renewal periods unless earlier terminated by a vote of beneficiaries holding 75% or more of the votes in the Voting Trust or by applicable law.

[2]	Based on the Schedule 13G BlackRock Inc. filed with the Securities and Exchange Commission on February 3, 2011. BlackRock Inc. has sole voting power and sole dispositive power over 2,668,471 shares.

[3]

Based on the Schedule 13G FMR LLC and Edward C. Johnson 3d filed with the Securities and Exchange Commission on February 14, 2011. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, have the sole voting power over 64,200 shares, and through its control of Fidelity Management & Research Company, have sole dispositive power over 2,169,798 shares.

[4]

Based on the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011. Vanguard Group, Inc., has the sole voting power over 53,442 shares, and sole dispositive power over 2,003,747 shares.

Information on beneficial ownership is based upon Schedules 13D or 13G filed with the SEC and any additional information that any beneficial owners may have provided to us.

ELECTION OF DIRECTORS

With the planned retirement of Mr. William Buehler from our Board of Directors at the end of his term at the 2011 Annual Meeting of Stockholders, ten directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. Owners of Common Stock are entitled to elect four directors, and owners of Class A Common Stock are entitled to elect the six remaining directors.

It is intended that proxies we are soliciting will be voted for the election of the nominees named below. Proxies will not be voted for a greater number of persons than the ten nominees named below. All nominees have consented to being named in the Proxy Statement and to serve if elected. If any nominee for election as a director shall become unavailable to serve as a director, then proxies will be voted for such substitute nominee as the Board of Directors may nominate.

Set forth below is information regarding the business experience of each nominee for director that has been furnished to us by the respective nominees for director. Each nominee has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each nominee for director is a discussion of the experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director.

NOMINEES – CLASS A COMMON STOCK

RONALD D. BROWN – Managing Director, Taft Business Consulting, LLC; Chief Financial Officer, Makino, Inc.

Mr. Brown, 57, has been a director of our company since 2001. He is the Chairperson of the Nominating and Governance Committee and a member of the Personnel and Compensation Committee of the Board. Following the 2011 Annual Meeting of Stockholders, he will become Chairperson of the Personnel and Compensation Committee and remain a member of the Nominating and Governance Committee. Since October, 2010, Mr. Brown has served as Chief Financial Officer of Makino, Inc., a privately held global metalworking technologies company. In addition, since 2009, Mr. Brown has been Managing Director of Taft Business Consulting, LLC, a consulting group affiliated with the law firm of Taft Stettinius & Hollister LLP, which provides advisory services on a range of business issues. Prior to that, Mr. Brown was chairman and chief executive officer of Milacron Inc. from 2001 to 2008, and president and chief operating officer of Milacron Inc. from 1999 through 2001. He joined Milacron Inc. in 1980. Milacron is a supplier of plastic processing and metalworking fluid technologies; the company filed for bankruptcy in 2009. Mr. Brown also serves on the Board of Zep Inc., where he is Chairperson of the Compensation Committee and a member of the Nominating and Governance Committee.

Mr. Brown’s experience as chief executive officer and chairman of a publicly held company provides valuable insight for us as to the issues and opportunities facing our company. Further, he has international and manufacturing experience. Like our company, Milacron faced the challenge of competing against foreign manufacturers, and operated international manufacturing plants, particularly in Asia. In addition, Mr. Brown has experience as a chief financial officer and a corporate attorney. His legal background makes him well suited to address legal and governance requirements of the SEC and New York Stock Exchange, both as Chair of our Nominating and Governance Committee, and as a member of the Personnel and Compensation Committee.

WILLIAM P. GREUBEL – Retired Chief Executive Officer and Director, Wabash National Corporation.

Mr. Greubel, 59, has been a director of our company since 2006. He is a member of the Nominating and Governance Committee and the Personnel and Compensation Committee of the Board. Following the 2011 Annual Meeting of Stockholders, he will become Chairperson of the Nominating and Governance Committee and remain a member of the Personnel and Compensation Committee. Mr. Greubel was the chief executive officer of Wabash

National from 2002 to 2007, and has held various director positions with Wabash National, including chairman and executive director, until his retirement as a director in 2009. Wabash National is one of the leading manufacturers of semi truck trailers in North America, specializing in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Mr. Greubel previously was chief executive officer of Accuride Corporation from 1998 until 2002 and president from 1994 until 1998. Mr. Greubel served as a director of Wabash National from 2002 to 2009 and of privately held Utilimaster Corp. from 2002 to 2009.

Mr. Greubel is an experienced chief executive officer, having held this leadership position at Wabash National and Accuride Corporation. By virtue of this role, he has demonstrated his capability to effectively oversee the overall direction of a publicly traded company, and to manage a large manufacturing company like ours. Mr. Greubel joined our Board shortly after we had completed a major acquisition that required consolidation of business operations. Mr. Greubel’s experience and guidance in managing corporate restructuring and change in a large organization proved invaluable for the smooth integration of this business.

PAUL W. JONES – Chairman of the Board and Chief Executive Officer.

Mr. Jones, 62, has been a director of our company since 2004. He is a member of the Investment Policy Committee of the Board. He was elected chairman of the board, president and chief executive officer effective December 31, 2005. He was president and chief operating officer from 2004 to 2005. Prior to joining A. O. Smith, he was chairman and chief executive officer of U.S. Can Company, Inc. from 1998 to 2002. He previously was president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones has been a director of Bucyrus International, Inc. since 2006, where he chairs the Compensation Committee, and Federal Signal Corporation since 1998, where he is a member of the Compensation and Benefits Committee and chairs the Nominating and Governance Committee. On November 15, 2010, Bucyrus International, Inc. announced it entered into an agreement to be acquired by Caterpillar, Inc. Such agreement provides that Mr. Jones will cease being a director of Bucyrus International, Inc., upon the closing of such acquisition.

Mr. Jones has extensive leadership experience as chief executive officer and chairman, both at our company and previously at U.S. Can and Greenfield Industries. He brings this diverse background as the leader of a world-class manufacturing company. He is experienced in managing the operational activities of a large business with broad international operations, and providing overall direction for a complex corporation like ours. Further, Mr. Jones is and has been a director of several other publicly traded companies, and shares his insights as to best practices from those experiences.

MATHIAS F. SANDOVAL – Chief Executive Officer and President, Phelps Dodge International Corporation and Executive Vice President, General Cable Corporation.

Mr. Sandoval, 50, has been a director of the Company since October 11, 2010. He is a member of the Personnel and Compensation Committee and the Nominating and Governance Committee. Mr. Sandoval has been chief executive officer and president of Phelps Dodge International Corporation since 2001 and executive vice president of its parent company, General Cable Corporation, where he is chief executive officer and president of its Latin America, Middle East, Asia-Pacific and Sub-Saharan Africa regions, since 2007. He began his 27-year career in the wire and cable industry as a process engineer in Phelps Dodge’s Costa Rican operation. He has held numerous executive management positions at Phelps Dodge, including general manager of the Honduras-based business, president of the Venezuelan operations, vice president of the Global Aluminum Business Segment, and vice president of the Global Energy Segment. General Cable Corporation is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Mr. Sandoval is a director of 22 subsidiaries of Phelps Dodge International or General Cable and joint ventures with private/government-owned enterprises in 16 countries, including China, Zambia, Hong Kong, Thailand, the Philippines and South Africa.

Mr. Sandoval brings to our Board the insights of an active operating president with a publicly traded manufacturing company larger than our own. He also has extensive operating and manufacturing experience, as well as broad international experience, particularly in regions where our company has focused its growth plans. Further, he has prior board experience as a member of numerous Phelps Dodge boards, including two international publicly traded companies. As an added benefit, he brings diversity to our Board.

BRUCE M. SMITH – Former Chairman of the Board, President and Chief Executive Officer, Smith Investment Company; Chairman of the Board of Managers and Chief Executive Officer, Smith Investment Company LLC., and Chief Executive Officer and President of Berlin Industries, LLC.

Mr. Smith, 62, has been a director of our company since 1995. He is the Chairperson of the Investment Policy Committee and a member of the Personnel and Compensation Committee of the Board. He was elected president of Smith Investment Company (“SICO”) in 1993. He served as chairman and chief executive officer of SICO from 1999 until its merger with our company in 2009. Shares of our Class A Common Stock and Common Stock were SICO’s principal asset and represented a controlling position in our company until the merger. Mr. Smith was a director of SICO from 1991 to 2009. Since 2009, Mr. Smith has been the chairman of the board of managers and chief executive officer of Smith Investment Company, LLC, an entity that holds all of the assets and liabilities of SICO (other than our Class A Common Stock and Common Stock owned by SICO until the merger). He is also chief executive officer and president of Berlin Industries, LLC, which is engaged in multicolor printing and related services. Further, Mr. Smith is one of three trustees of the Smith Family Voting Trust, which holds a controlling position in the stock of our company. Mr. Smith is a first cousin of Mark D. Smith, also a director of our company. Roger S. Smith, brother of director Bruce M. Smith, is a long-standing employee of our company employed in a non-executive capacity as Manager-Community and Legislative Affairs.

Mr. Bruce Smith has executive level experience in handling the operational activities of SICO, with its diverse businesses. Further, he has practical experience gained through his participation on the board of SICO prior to its merger into our company. Based on his employment with our company earlier in his career and his role as a director for more than fifteen years, Mr. Smith is knowledgeable of company history and understands our long term strategic and tactical plans. Mr. Smith is a member of the Smith family, which holds a controlling interest in the stock of our company, and represents their interests.

MARK D. SMITH – Business Manager, Strattec Security Corporation.

Mr. Smith, 49, has been a director of our company since 2001. He is a member of the Audit Committee of the Board. He has served as a product business manager for Strattec Security Corporation since 1997. Strattec Security Corporation designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, and related access control products for major automotive manufacturers. Mr. Smith is a first cousin of Bruce M. Smith, also a director of our company. Arthur O. Smith, III, brother of director Mark D. Smith, is a long-standing employee of our company employed in a non-executive capacity as Manager of Business Analysis at A. O. Smith Electrical Products Company.

Mr. Mark Smith is experienced in managing the operations of a manufacturing business, both at Strattec and previously with our company. Further, an important aspect of his position at Strattec is managing key customer relationships, and he brings this orientation to his service on our Board. Mr. Smith is also a member of the Smith family, which holds a controlling interest in the stock of our company, and represents their interests.

NOMINEES – COMMON STOCK

GLOSTER B. CURRENT, JR. – Retired Vice President Corporate Affairs and Assistant to the Chief Executive Officer, Northwestern Mutual Life Insurance Company.

Mr. Current, 65, has been a director of our company since 2007. He is a member of the Audit Committee of the Board. Mr. Current retired from Northwestern Mutual Life Insurance Company (“NML”) in 2009 as vice president corporate affairs and assistant to the chief executive officer. He previously served as vice president of policyowner services at NML from 2006 to 2007 and as vice president, corporate planning when he joined the company in 2003. NML is the nation’s largest direct provider of individual life insurance. Prior to joining NML, he was vice president and chief marketing officer of Lincoln Financial Group from 1995 to 2003.

Mr. Current is proficient in risk management matters, having spent his career in the insurance and banking industries. With his risk management background, he serves on the Audit Committee of our Board. Further, based on his executive responsibilities at NML, Mr. Current brings a focus on customer service to our Board. Mr. Current also has strategic planning experience, at both NML and his earlier career. In addition, Mr. Current has demonstrated leadership as a director of a non-profit organization, and as chairman of its nominating and governance committee. As an added benefit, Mr. Current brings diversity to our Board.

ROBERT J. O’TOOLE – Retired Chairman of the Board and Chief Executive Officer, A. O. Smith Corporation.

Mr. O’Toole, 70, has been a director of our company since 1986. He is a member of the Investment Policy Committee of the Board. He was chairman of the board of our company from 1992 through 2005 and chief executive officer from 1989 through 2005. Mr. O’Toole is a director of Briggs & Stratton Corporation, where he chairs the Audit Committee and is a member of its Executive Committee, Factory Mutual Insurance Company, where he chairs the Audit Committee and is a member of the Compensation and Executive Committees, and Marshall & Ilsley Corporation where he is a member of the Audit and Compensation and Human Resources Committees. On December 27, 2010, Marshall & Ilsley Corporation announced that it entered into an agreement to be acquired by BMO Financial Group. Upon completion of the sale, Mr. O’Toole will cease being a director of Marshall & Ilsley Corporation. In recognition of Mr. O’Toole’s extensive experience and contributions, the Board has waived its normal director retirement age so that Mr. O’Toole may stand for re-election and continue to serve if elected.

Mr. O’Toole brings a wealth of knowledge and experience that comes from forty years at our company. As the retired chief executive officer and chairman, Mr. O’Toole has demonstrated his ability to lead the operational activities of our business, and successfully managed the implementation of our strategic and tactical business plans, including major corporate restructurings, strategic business expansion, and international growth. His background in accounting makes him skilled in analyzing the financial statements that measure our business performance. Further, Mr. O’Toole is an active member of the board of directors at several other companies, and shares his insights as to best practices at public companies like ours.

IDELLE K. WOLF – Retired President, Barnes Distribution.

Ms. Wolf, 58, has been a director of our company since 2005. She is a member of the Audit Committee of the Board. Ms. Wolf was president of Barnes Distribution from 2006 to 2007 and vice president of Barnes Group Inc. from 2000 to 2007. She previously was president of Barnes Distribution North America from 2004 through 2005. She joined Barnes Group Inc. as vice president and as chief operating officer of Barnes Distribution in 2000. Barnes Distribution is a leading distributor of maintenance, repair, operating and production supplies with distribution centers in North America, Europe and Asia.

Ms. Wolf has extensive executive level financial and operating experience. She is a Certified Public Accountant with audit experience, and has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards, and how they apply to budgeting and financial reporting systems. Accordingly, Ms. Wolf serves on our Audit Committee and is qualified as an audit committee financial expert under SEC regulations. Ms. Wolf also adds a distribution orientation to our Board, with a thorough understanding of distribution issues and opportunities on a worldwide basis. As an added benefit, Ms. Wolf brings diversity to our Board.

GENE C. WULF – Executive Vice President, Bemis Company, Inc.

Mr. Wulf, 60, has been a director of our company since 2003. He is the Chairperson of the Audit Committee of the Board. Mr. Wulf has been a director of Bemis Company, Inc. since 2006. Mr. Wulf has served as executive vice president of Bemis Company, Inc. since 2010. In this capacity, he is responsible for integration of recent acquisitions, as well as global corporate strategy and information technology. He previously was senior vice president and chief financial officer of Bemis Company, Inc. from 2005 through 2010; was vice president, chief financial officer and treasurer of Bemis Company, Inc. from 2002 through 2005; and was vice president and controller from 1998 through 2002. Bemis Company, Inc. is one of the largest flexible packaging companies in the Americas and a major manufacturer of pressure sensitive materials used in labels, decorating and signage.

Mr. Wulf is proficient in developing and managing a broad-based financial function and is familiar with financial analytics used to measure business performance in a manufacturing company. He has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards, and how they should be applied to budgeting and financial reporting systems. Based on his experience as a chief financial officer of a public company, he shares his insights as to the best practices at companies like ours. With his strong financial background, Mr. Wulf chairs our Audit Committee and, further, meets the SEC definition of an audit committee financial expert. In addition, he has provided a practical orientation with respect to the business consolidation that our company has undertaken over the last several years.

GOVERNANCE OF OUR COMPANY

The Board of Directors

Our business is managed under the direction and oversight of the Board of Directors, who are elected by the stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board Committees on which they sit, through communication with our Chairman and Chief Executive Officer and other officers and employees, by consulting with our independent registered public accounting firm and other third parties, by reviewing materials provided to them, and by visiting our offices and plants. During 2010, the Board held five regular meetings and three special meetings. The Committees of the Board of Directors held a total of thirty-three meetings, including sixteen meetings that were conducted telephonically. All directors attended at least 75% of the meetings of the Board and Committees on which they served during 2010. Although we have no formal policy on director attendance, in 2010 all directors attended our Annual Meeting of Stockholders.

The non-management directors of the Board met in executive session without management present five times in 2010. The lead director who presides at such meetings rotates on an annual basis among the chairpersons of the following Committees in the following order: Nominating and Governance Committee, Audit Committee, and Personnel and Compensation Committee. The lead director during the period April, 2010 to April, 2011 has been the Chairperson of the Personnel and Compensation Committee and for the period April, 2011 to April, 2012 will be William P. Greubel, the Chairperson of the Nominating and Governance Committee. Any party wishing to communicate with the lead director may send correspondence to the Lead Director, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

Director Independence and Financial Literacy. The Smith Family Voting Trust has the power to elect a majority of our Class A Directors, who make up a majority of the Board. As of December 31, 2010, the Smith family directly or beneficially owned 84.38% of Class A Common Stock and therefore 84.38% of voting power with respect to the election of the Class A Directors. Since the Board is composed of seven Class A Directors (six after the 2011 Annual Meeting of Stockholders) and four Common Stock Directors, the Smith Family Voting Trust effectively exercises control over voting power for the election of our directors, and therefore, we are a “controlled company” under the New York Stock Exchange (“NYSE”) rules. As a controlled company, under NYSE rules we may choose to not have a majority of independent directors or compensation or governance committees consisting solely of independent directors.

Notwithstanding our status as a controlled company, we are committed to a Board in which a majority of our members consist of independent directors. As described in the Corporate Governance Guidelines available on our website, www.aosmith.com, we apply the NYSE rules to determine director independence. The Nominating and

Governance Committee annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee reviewed the detailed Directors’ and Officers’ Questionnaires completed annually by each director, which require disclosure of any related party transaction. No related party transactions, as defined by SEC rules, were reported except as set forth below under “Governance of Our Company – Compensation Committee Interlocks and Insider Participation.” In making its recommendations, the Committee also applied the NYSE rules and evaluated any other legal, accounting and family relationships between directors and us. In particular, even though it is not a reportable related party transaction under SEC rules, the Committee and the Board considered that the brothers of Bruce M. Smith and Mark D. Smith are long-standing employees employed in non-executive capacities. The Committee and the Board determined that their employment is immaterial for governance purposes and does not affect the independence of either director. The Committee and the Board also considered that Robert J. O’Toole is a director of Factory Mutual Insurance Company, to which we pay certain insurance premiums, and Marshall & Ilsley Corporation, which is a participant in our credit facility and to which we pay certain benefit plan recordkeeping, investment management and cash management fees. The Committee and the Board determined that these relationships are immaterial for governance purposes and do not affect the independence of Mr. O’Toole.

The Board has determined that Messrs. Brown, Buehler, Current, Greubel, O’Toole, Sandoval, Wulf and Mark D. Smith and Ms. Wolf meet the NYSE independence requirements. Mr. Jones is considered a management director by virtue of his current position as an executive officer of our company. With respect to Mr. Bruce M. Smith, the Board determined that he is a non-management director under NYSE rules, but not independent under NYSE rules due to benefits he may have received as a result of the SICO merger, described in more detail below under “Governance of Our Company – Compensation Committee Interlocks and Insider Participation.” The Board has elected to exercise the “controlled company” exemption under the NYSE rules with respect to Bruce M. Smith’s participation on the Personnel and Compensation Committee. In this regard, the Board determined that Bruce M. Smith uniquely represents the best interests of stockholders by virtue of representing the interests of the Smith family, which holds a controlling interest in the stock of our company, and he should continue to serve on this Committee. The Board has not elected to exercise the “controlled company” exemption in any other respect.

The Board recognizes that the NYSE rules require financial literacy of Audit Committee members only. Notwithstanding that, as a best practice, the Board has reviewed the qualifications and experience of its members and determined that each director is financially literate within the meaning of the NYSE rules.

Board Information and Stockholder Communications. We are committed to making our corporate governance information accessible to stockholders and other interested parties. Accordingly, on our website, www.aosmith.com, under the “Investor Relations” heading, and then “Corporate Governance” subheading, we have published the A. O. Smith Corporation Guiding Principles, Financial Code of Ethics, Corporate Governance Guidelines, Criteria for Selecting Board of Director Candidates, a list of the Board of Directors and Committee Assignments, Stockholder Contacts to Communicate with Directors, and the Charters for the Audit, Investment Policy, Nominating and Governance, and Personnel and Compensation Committees. Further, SEC filings, including our Form 10-K, Form 10-Q, Form 8-K, Proxy Statement and Section 16 filings, are available for review on this website under the heading “Investor Relations.” Stockholders may also request that these documents be mailed by sending their request to the address provided below.

We encourage communication with our directors. Any interested party may communicate with a particular director, all directors, non-management or independent directors as a group or the lead director by mail or courier addressed to him/her or the entire Board in care of the Corporate Secretary at the following address:

c/o James F. Stern, Corporate Secretary

A. O. Smith Corporation

11270 West Park Place

P.O. Box 245008

Milwaukee, WI 53224-9508

The Corporate Secretary will forward this communication unopened to the addressed director.

Compensation Committee Interlocks and Insider Participation. The members of the Personnel and Compensation Committee are Ronald D. Brown, William F. Buehler, William P. Greubel, Mathias F. Sandoval and Bruce M. Smith. No member of this Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Personnel and Compensation Committee.

As we noted above, Bruce M. Smith served as chairman, president, chief executive officer and director of SICO until its merger with our company in 2009. Prior to the merger, SICO beneficially owned shares of our Common Stock and Class A Common Stock. Since 2009, Mr. Smith has been the chairman of the board of managers and chief executive officer of Smith Investment Company, LLC, an entity that holds all of the assets and liabilities of SICO (other than the shares of our company owned by SICO until the merger). During 2010, we provided office space, group insurance coverage and other miscellaneous services to Smith Investment Company, LLC, for which we have been reimbursed $61,128.

In addition, director Bruce M. Smith’s brother, Roger S. Smith, and director Mark D. Smith’s brother, Arthur O. Smith, III, who is not the same person that we discuss above with regard to Bruce M. Smith’s beneficial ownership of stock of SICO, are both employed by us in non-executive capacities. Each is a long-service employee whose employment precedes his brother’s election to the Board by more than ten years, each is subject to the same terms and conditions of employment as other salaried employees, and the compensation for each is below the threshold for a related party transaction under SEC rules.

Procedure for Review of Related Party Transactions. Potential conflicts of interest must be approved in advance, including related party transactions reportable under SEC rules, or related to the Smith family, in accordance with our Corporate Governance Guidelines, amended in 2010. We have a detailed code of conduct, the A. O. Smith Corporation Guiding Principles, which applies to all employees, officers and directors, and specifically addresses conflicts of interest. There has been no waiver of the code of conduct, requested or granted, for any directors or officers. Further, the Corporate Governance Guidelines provide the procedure for review of related party transactions reportable under SEC rules, with approval by the Nominating and Governance Committee required if any such transaction involves a director, executive officer, or their immediate family members.

Potential Director Candidates. The Nominating and Governance Committee will consider any candidate recommended by stockholders, directors, officers, third-party search firms and other sources for nomination as a director. The Committee considers the needs of the Board and evaluates each director candidate in light of, among other things, the candidate’s qualifications. All candidates’ minimum qualifications are identified in the Corporate Governance Guidelines and the Criteria for Selecting Board of Director Candidates, both of which can be found on our website by clicking on “Investor Relations,” then “Corporate Governance” and then on the specific document. To summarize, all candidates should be independent and possess substantial and significant experience which would be of value to us in the performance of the duties of a director. Recommended candidates must be of the highest character and integrity, free of any conflicts of interest, have an inquiring mind and vision, and possess the ability to work collaboratively with others. Each candidate must have the time available to devote to Board activities and be of an age that, if elected, the candidate could serve on the Board for at least five years before reaching the mandatory retirement age, which is 70, absent a waiver approved by the Board. In this regard, in 2011 the Nominating and Governance Committee and the Board asked Mr. O’Toole to continue his service beyond age 70 in recognition of his skills, experience and contributions to our company. Finally, we believe it appropriate for certain key members of our management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of the recommendation. Although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complimentary and, together, cover the spectrum of areas that impact our business.

A stockholder recommendation of a director candidate must be received no later than the date for submission of stockholder proposals. Please see the section of this proxy entitled, “Date for Stockholder Proposals.” The recommendation letter should be sent by mail to the Chairperson, Nominating and Governance Committee, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

The recommendation letter must, at a minimum, provide the stockholder’s name; address; the number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the stockholder’s opinion as to whether the stockholder recommended candidate meets the definitions of “independent” and “financially literate” under the NYSE rules. In addition, the recommendation letter must provide the information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the candidate’s statement that he/she meets these requirements and those identified on our website; is willing to promptly complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected.

Board Committees

The Board of Directors has delegated some of its authority to Committees of the Board. There are four standing Committees: the Audit Committee, the Personnel and Compensation Committee, the Investment Policy Committee, and the Nominating and Governance Committee.

Audit Committee. The Audit Committee consists of four members who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee’s duties include appointing the firm that will act as our independent registered public accounting firm. The Audit Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board of Directors and is available on our website. The Board of Directors has determined that Ms. Wolf and Mr. Wulf qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee met twelve times during 2010, with eight of those meetings being telephonic. The Report of the Audit Committee is included as part of this Proxy Statement.

Personnel and Compensation Committee. The Personnel and Compensation Committee is responsible for establishing and administering our compensation and benefit plans for officers, executives and management employees, including the determination of eligibility for participation in such plans. It determines the compensation to be paid to officers and certain other selected executives, and evaluates the performance of the Chairman and Chief Executive Officer in light of established goals and objectives. As it deems appropriate, the Committee may retain independent consultants to provide recommendations as to executive compensation. The Committee also directs the Senior Vice President – Human Resources and Public Affairs to prepare computations for its consideration, and considers recommendations of the Chief Executive Officer as to compensation of executives other than the Chief Executive Officer. The Personnel and Compensation Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of five directors, four of whom are independent under NYSE rules and the fifth is a non-management director. The Committee held five meetings during 2010, with one of those meetings being telephonic. The Personnel and Compensation Committee Report is included as part of this Proxy Statement.

Investment Policy Committee. The Investment Policy Committee is responsible for establishing investment policy and certain other matters for all of our qualified retirement plans. The responsibilities and duties of the Investment Policy Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of three members. The Investment Policy Committee held five meetings during 2010.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in identifying qualified candidates for election as Board members, and establishes and periodically reviews criteria for selection of directors. This Committee reviews our company’s and the Board Committees’ structure to ensure appropriate oversight of risk. Further, the Committee provides direction to the Board as to the independence, financial literacy and financial expertise of directors, and the composition of the Board and its Committees. As part of its responsibilities, the Committee is responsible for reviewing and making recommendations to the Board as to director compensation. As part of its risk oversight responsibilities, the Committee also oversees the process to assess Board and Committee effectiveness, evaluates potential conflicts of interest, implements corporate governance guidelines and advises the Board on corporate governance matters. The responsibilities and duties of the Nominating and Governance Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of four members, all of whom are independent under the NYSE rules. The Nominating and Governance Committee met six times during 2010, with two of those meetings being held telephonically. The Report of the Nominating and Governance Committee is included as part of this Proxy Statement.

Special Committee. The Board appointed a Special Committee to manage and administer the process of exploring the possible sale of our Electrical Products Company, acting as a resource for management in the process, and making recommendations to the Board with respect to the sale of our Electrical Products Company, or alternatives to sale. Members of this Special Committee are Ronald D. Brown, William F. Buehler, Paul Jones (Chairperson), Bruce Smith and Gene Wulf. All members of this Special Committee except Messrs. Jones and Smith are independent under the NYSE rules. The Special Committee met five times during 2010.

The table below shows Committee membership and the number of meetings of the full Board and each Committee in 2010.

Name	Board	Audit	Personnel and Compensation	Investment Policy	Nominating and Governance	Special Committee
Ronald D. Brown	X		X		Chair	X

William F. Buehler*	X		Chair		X	X

Gloster B. Current, Jr.	X	X

William P. Greubel	X		X		X

Paul W. Jones	Chair			X		Chair

Robert J. O’Toole	X			X

Mathias F. Sandoval	X		X**		X**

Bruce M. Smith	X		X	Chair		X

Mark D. Smith	X	X

Idelle K. Wolf	X	X

Gene C. Wulf	X	Chair				X

Number of Meetings – 2010	8	12	5	5	6	5

*	William F. Buehler plans to retire from the Board at the end of his term at the 2011 Annual Meeting of Stockholders.

**	Mathias F. Sandoval joined Committee as of February 7, 2011.

Our Leadership Structure

Our Company is led by Paul W. Jones, who has served as our Chairman and Chief Executive Officer since 2005. Our company historically has employed the same leadership structure, with our Chief Executive Officer also serving as Chairman of the Board. This approach is commonly utilized by other public companies in the United States and we believe it has been effective for our company as well. As a result, we have a single leader for our company, with Mr. Jones seen by our customers, business partners, investors and the other stakeholders as providing strong leadership for our company, in our community and in our industry.

Further, we believe that the members of our Board and the four standing Board Committees provide appropriate oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Personnel and Compensation Committee oversees the annual performance of our Chairman and Chief Executive Officer. The Nominating and Governance Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Investment Policy Committee oversees our investments with respect to benefit plans. Each Committee is lead by a chairperson other than the Chairman and Chief Executive Officer and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. All together, we believe this framework strikes a sound balance with appropriate oversight.

We also have a lead director, who is an independent director and presides at meetings of all non-management directors in executive session. Typically, these meetings are held in conjunction with every regular Board meeting. In 2010, each Board meeting, other than the May, 2010 meeting, included a non-management directors session. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. In accordance with our Corporate Governance Guidelines, the role of lead director rotates on an annual basis, as opposed to a meeting-by-meeting rotation like some companies, to provide continuity in director oversight. We believe this structure provides consistent and effective oversight of our management and our company.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of our company. We believe the Board is collegial, all Board members are well engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors. We do not believe that appointing an independent board chairman, or a permanent lead director, would improve the performance of the Board.

Consideration of Risk

Our Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risk to our business, and the Board and management actively engage in discussion on these topics. At least annually the Board also reviews and discusses a report from management on risk issues. This report is compiled by senior management and approved by the Chief Executive Officer.

In addition, each of our Board committees considers risk within its area of responsibility. For instance, our Audit Committee asks management to address a specific critical accounting issue at each of its meetings, and considers the overall impact that the issue has on our financial position and risk profile. In addition, they discuss legal and compliance matters, and assess the adequacy of our risk-related internal controls. The Audit Committee also requests management to address specific risk issues at its meetings. Further, prior to the presentation to the Board of the risk report, the Audit Committee reviews the changes from the previous year. Likewise, the Personnel and Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. The Investment Policy Committee evaluates the risk and return of our investments and has retained a financial advisor to assist on such matters. On an annual basis, the Nominating and Governance Committee reviews our company’s and Board Committees’ structure to ensure appropriate oversight of risk.

Further, our approach to compensation practices and policies applicable to employees throughout our organization is consistent with that followed for executives. In this regard, the Personnel and Compensation Committee analyzed the compensation at our two divisions, Water Products Company and Electrical Products Company, and among other things, concluded that neither division carries a significant portion of our risk profile; has significantly different compensation structure from the other division; pays compensation expenses as a significant percentage of the division’s revenue, or varies significantly from the overall risk and reward structure of our company. Accordingly, we believe that risks arising from our operating environment and our incentive programs are not reasonably likely to have a material adverse effect on our company.

We benchmark our compensation and benefits packages at all levels of the organization no less than every other year. Base pay, bonus targets and long-term incentives are targeted to market median for each position. Most exempt salaried positions are eligible for participation in bonus programs. At our corporate headquarters and corporate technology center, annual incentive programs are based upon attainment of the same Return on Equity targets as our executives. Annual incentive programs at the operating companies are based upon attainment of the same Return on Performance Assets goals as their executives. A limited number of key managers are eligible to participate in a long term incentive program that awards stock options and/or restricted stock units in varying amounts based upon position and market comparisons. However, all awards are subject to three-year vesting periods. We feel this combination of base salary, bonus plans tied to critical financial measurements and limited long-term incentives with three year vesting periods is balanced and serves to motivate our employees to accomplish our company objectives and retain key employees while avoiding unreasonable risk taking.

DIRECTOR COMPENSATION

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)[3] [4]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[5]	Total ($)
Ronald D. Brown	$73,000	$90,013	—	—	—	—	$163,013

William F. Buehler	87,500	90,013	—	—	—	—	177,513

Gloster B. Current, Jr.	62,500	90,013	—	—	—	—	152,513

William P. Greubel	66,000	90,013	—	—	—	—	156,013

Robert J. O’Toole	62,500	90,013	—	—	—	—	152,513

Mathias F. Sandoval	10,250	45,040	—	—	—	—	55,290

Bruce M. Smith	78,500	90,013	—	—	—	—	168,513

Mark D. Smith	62,500	90,013	—	—	—	—	152,513

Idelle K. Wolf	62,500	90,013	—	—	—	—	152,513

Gene C. Wulf	71,250	90,013	—	—	—	—	161,263

[1]	Mr. Jones, as an employee director, receives no compensation for his service as a director.

[2]	Includes amounts earned during 2010, even if deferred.

[3]

Reflects the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. Directors receive a stock award of Common Stock as part of their annual retainer. On April 13, 2010, each director, except Mr. Sandoval, received a stock award worth $90,000, or 1651 shares valued at $54.52 per share, which was the average of the high and low prices on the grant date rounded up to the next whole share. Mr. Sandoval joined the Board on October 11, 2010 and received a stock award worth $45,000, or 763 shares valued at $59.03 per share, which was the average of the high and low prices on the grant date rounded up to the next whole share. Directors may choose to defer receipt of this stock, in which case they are awarded restricted stock units. Adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010: Mr. Brown has deferred his receipt of 2,507 shares until his separation from service as a director; Mr. Current has deferred his receipt of 7,444 shares until his separation from service as a director; Mr. Greubel has deferred his receipt of 14,912 shares until April 1, 2014. Mr. Sandoval has deferred his receipt of 1,149 shares until his separation from service as a director; and Mr. Bruce Smith has deferred his receipt of 8,978 shares until April 1, 2014; 5,862 shares until April 1, 2019, and 7,444 shares until his separation from service as a director. Deferred stock holdings include dividends on deferred stock which is paid in the form of restricted stock units.

[4]

Adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010. Each director had as of December 31, 2010 the following aggregate number of shares in connection with service as a director: Mr. Brown, 20,481; Mr. Buehler; 22,696; Mr. Current, 14,474; Mr. Greubel, 14,912; Mr. O’Toole, 15,186; Mr. Sandoval, 1,149; Mr. Bruce Smith, 22,284; Mr. Mark Smith, 19,453; Ms. Wolf, 15,700; and Mr. Wulf, 17,868. Holdings by Mr. O’Toole in connection with his previous employment with the company are not included in this table. Please see the “Security Ownership of Directors and Management” Table for additional information.

[5]

None of the directors received perquisites or other personal benefits in an aggregate amount of $10,000 or more. We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and Committee meetings. We also reimbursed directors for similar travel, lodging and other expenses for their spouses to accompany them to our February 2010 Board meeting.

The Nominating and Governance Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board as to director compensation, which is set annually in July. Non-employee directors are compensated in the form of cash and shares of Common Stock.

In 2010, the Committee reviewed its overall director compensation program in light of the additional responsibilities and time commitments expected of directors. As part of this process, the Committee retained Towers Watson during 2010 to review its director compensation program and to conduct a benchmarking analysis. In completing this analysis, Towers Watson reviewed the proxy statements of 95 companies with median revenues of approximately $2.4 billion. Towers Watson excluded financial services companies because their revenue is often not a good indicator of their size and complexity. After analyzing the recommendations of Towers Watson and considering the additional responsibilities of Board and Committee members, in July, 2010, the Committee recommended and the Board approved implementation of the compensation program described below. The only changes from the prior compensation program were to establish an annual retainer of $20,000 for the lead director and increase the Audit Committee chair retainer from $10,000 to $15,000 to reflect the additional time and responsibility required of directors fulfilling these responsibilities.

Effective July 12, 2010, director compensation was modified as provided above with the only changes being the new lead director retainer and the increase in Audit Committee Chair retainer. In all other respects, director compensation remained unchanged. Accordingly, directors received an annual retainer, paid quarterly, in the amount of $35,000 and the award of shares of Common Stock with a market value of $90,000 on the date of its award. The lead director received the newly implemented annual retainer of $20,000. Directors received $1,500 for attendance at each Board meeting and the annual stockholders’ meeting, plus expenses, and $500 for each telephonic Board and Committee meeting. Each Personnel and Compensation and Nominating and Governance Committee member received $3,000, and the chairperson of each received $10,000, annually; Committee members also received $1,500 per meeting, plus expenses. Each Audit Committee member received $5,000, and the chairperson received the modified annual retainer of $15,000 implemented in 2010; Committee members also received $1,500 per meeting, plus expenses. Each Investment Policy Committee member received $3,000, and the chairperson received $10,000, annually; Committee members also received $3,000 per meeting, plus expenses. Each Special Committee member received $1,500 per meeting, plus expenses. Directors who are our employees are not compensated for service as directors or Committee members or for attendance at Board or Committee meetings.

The Board requires that every new director participate in a detailed orientation at our World Headquarters and visits to each of our business units. This encompasses a review of business and financial operations, meetings with business executives and others, and an overview of our corporate governance policies and procedures. New directors are paid $1,500 to compensate them for their time devoted to orientation matters.

Effective July, 2010, the Board increased the stock ownership requirements for directors from three times the cash component of the annual retainer fee to five times. Accordingly, each director now is required to acquire beneficial ownership of A. O. Smith Corporation Common Stock having an aggregate value equal to not less than five times the cash component of the annual retainer fee paid to the director within five years of (a) July 12, 2010 (policy effective date), or (b) his or her election as a new director, whichever is longer. All directors, other than Mr. Sandoval, who just joined our Board in 2010, have met this requirement.

Certain directors have elected to defer the payment of their fees and receipt of Common Stock shares under the Corporate Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The Directors’ Plan allows directors to defer all or a portion (not less than 50%) of their fees until a later date, but not later than the year in which age 71 is attained. Payments can be made in a lump sum or in not more than ten annual installments. Under this plan, Mr. Current and Mr. Sandoval deferred payment of certain director fees. This is handled as a bookkeeping entry, with gains and losses credited to his account each month based on his crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for his account. The current funds available for a crediting election are: Stable Asset Income Fund, Wells Fargo Advantage Total Return Bond Fund, American Balanced Fund, Nuveen Equity Income Fund, Vanguard Institutional Index Fund, Principal Lifetime Strategic Income R5 Fund, Principal Lifetime 2010 R5 Fund, Principal Lifetime 2020 R5 Fund, Principal Lifetime 2030 R5 Fund, Principal Lifetime 2040 R5 Fund, Principal Lifetime 2050 R5 Fund, Money Market R5 Fund, Growth Fund of America, FMI Common Stock Fund, Munder Mid-Cap Core Growth, Marshall Mid-Cap Value Fund, American Euro Pacific Growth Fund, and Janus Enterprise Fund. Ronald D. Brown, Gloster B. Current, William P. Greubel, Mr. Mathias F. Sandoval and Bruce M. Smith, have deferred receipt of their stock awards, which consequently are treated as restricted stock units. Dividends on stock which has been deferred as restricted stock units are also received in the form of restricted stock units based on the average of the high and low price of our Common Stock on the date of the dividend.

STOCK OWNERSHIP

Security Ownership of Directors and Management

The following table shows, as of December 31, 2010, the Class A Common Stock and Common Stock of our company and Common Stock options exercisable on or before March 1, 2011, beneficially owned by each director, each nominee for director, each named executive officer in the “Summary Compensation Table” and by all directors and executive officers as a group.

Name	Class A Common Stock[1] [2],		Percent of Class A Common Stock	Common Stock[2]		Restricted Stock Units	Options Exercisable Within 60 Days[3]	Percent of Common Stock[3]
Ronald D. Brown	0		*	17,974		2,507	0	*
William F. Buehler	0		*	22,696		0	0	*
Gloster B. Current, Jr.	0		*	7,030		7,444	0	*
William P. Greubel	0		*	0		14,912	0	*
Paul W. Jones	0		*	111,475		110,100	285,800	1.32%
Christopher L. Mapes	0		*	27,109		21,600	100,000	*
Terry M. Murphy	0		*	24,402		23,550	79,050	*
Robert J. O’Toole	0		*	306,858		0	0	*
Ajita G. Rajendra	0		*	36,268		22,050	94,000	*
Mathis F.Sandoval	0		*	0		1,149	0	*
Bruce M. Smith	117,162	[4]	1.57%	23,569	[5]	18,311	0	*
Mark D. Smith	44,068	[6]	*	29,915	[7]	0	0	*
James F. Stern	0		*	4,747		20,100	38,450	*
Idelle K. Wolf	0		*	15,700		0	0	*
Gene C. Wulf	0		*	17,868		0	0	*
All 20 Directors, Nominees and Executive Officers as a Group	161,230		2.16%	698,218		298,123	748,500	4.55%

*	Represents less than one percent.

[1]	Except as otherwise noted, all securities are held with sole voting and sole dispositive power.

[2]

Shares of Class A Common Stock are convertible on a share-for-share basis into shares of Common Stock at any time at the discretion of each holder. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. Similarly, the percentage of shares of Common Stock beneficially owned is determined with respect to the total number of outstanding shares of Common Stock, excluding shares of Common Stock that may be issued upon conversion of outstanding shares of Class A Common Stock.

[3]	All amounts were adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010.

[4]	Shares beneficially owned as a settler of a revocable family trust.

[5]	Included in this total are 3,973 shares that have been deferred and 19,596 shares that are beneficially owned as a settler of a revocable family trust.

[6]	Included in this total are 43,149 shares beneficially owned as a settler of a revocable family trust and 919 shares beneficially owned because they are held by his spouse.

[7]

Included in this total are 8,542 shares beneficially owned as a settler of a revocable family trust and 1,920 shares beneficially owned because they are held by his spouse and 19,453 shares held directly by Mark D. Smith.

Compliance with Section 16(a) of the

Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) Forms 3, 4 and 5 which they file.

Based solely on our review of the copies of such forms we received and written representations from certain reporting persons during fiscal year 2010, we believe that all filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

We believe that effective executive compensation programs are critical to our long-term success. Our executive compensation programs are designed to attract, retain and motivate our executive officers to ensure our long-term success and create stockholder value. We have developed compensation programs with the following objectives:

•	attracting and retaining world-class executives through a total compensation opportunity that is competitive within the various markets in which we compete for talent.

•

encouraging a pay-for-performance mentality by directly relating variable compensation elements to the achievement of financial and strategic objectives without encouraging undue risk taking. Incentive plans are designed to recognize and reward accomplishing individual goals, as well as the company’s long term objectives.

•

promoting a direct relationship between executive compensation and our stockholder interests. Our long-term incentive opportunities link a significant portion of executive compensation to our performance through restricted stock unit and stock option awards. Executive officers also are expected to comply with established stock ownership guidelines which require acquisition and retention of specific levels of our Common Stock. Our view is that this stock ownership encourages executive performance but discourages executives from taking undue risk.

We believe executive total compensation opportunity should increase commensurate with responsibility and capacity to influence our results. Additionally, as responsibility and accountability increase, so should the portion of compensation which is at risk. Therefore, not only do base salaries increase with position and responsibility, but short-term and long-term incentive opportunities as a percentage of total compensation increase as well.

Our executive compensation package is designed to strike a balance between cash and equity, as well as annual and long-term incentives. For the Chief Executive Officer, approximately 20% of total target compensation is comprised of base salary, with the remaining 80% being variable compensation that is dependent on our company performance. The variable compensation is divided so that approximately 20% of total target compensation is attributable to annual incentive bonus and approximately 60% is long-term incentive compensation. The Committee approved a long-term incentive plan for 2010 which targeted 66% of the Chief Executive Officer’s long-term incentives, or approximately 40% of total compensation, as equity-based awards. For the other named executive officers, approximately 35-40% of total target compensation is comprised of base salary, with the remaining 60-65% being based on our company performance. Approximately 20-25% of total target compensation represents annual incentive bonus and 40% is attributable to long-term incentive compensation. The Committee targeted 66% of the long-term incentives, or approximately 30% of total target compensation, as equity-based awards for the named executive officers.

We believe this combination is a competitive compensation package which provides an incentive for our executives to lead us with a focus on short-term results, while positioning us for long-term sustained performance. With approximately 30% of their total compensation tied to equity awards, we feel the decisions of named executive officers are aligned with the best interests of our stockholders.

Outside Consultants

Just as we compete for market share in highly competitive global markets, we compete for talent in equally competitive labor environments. In order to attract and retain critical leadership in these competitive environments, we strive to provide a comprehensive and competitive total compensation package. We utilize the resources of an independent compensation consultant to aid in establishing our programs and to monitor how they compare with the marketplace. Specifically, the Personnel and Compensation Committee (“Committee”) has retained Towers Watson (known as Towers Perrin before its December, 2009 merger with Watson Wyatt, and hereafter referred to as “Towers Watson”), a leading global executive compensation consulting group, to review total compensation and market trends relative to executive compensation. Historically management has subscribed to the Watson Wyatt, now Towers Watson, compensation surveys and CompQuest data base analytical tools to benchmark non-executive positions. Additionally, management utilizes Towers Watson in various consulting capacities related to employee benefits programs.

Service	Fees
Management Compensation Surveys	$6,400
Benefits Consulting Services	$16,639 paid through credits against commissions earned as broker for life and disability group insurance plans.
Commissions on Group Life and Disability Insurance Plans	$129,077

The Committee did not approve these services.

The Committee typically retained Towers Watson to perform a detailed analysis of our executive compensation every other year, with the survey data then aged to update information during the intervening year. As a result, data from the 2008 Towers Watson analysis was used to make 2009 executive compensation decisions, then aged 0% for 2009 and 2.5% for 2010 to set 2010 levels. Beginning in 2010, the Committee authorized Towers Watson to perform a detailed analysis each year for the next couple years. It also moved its scheduled review of survey benchmark data from its July meeting to October. Since market data normally becomes available in July or August of each year, the Committee believes that the annual analyses of market trends at its October meeting will result in more timely and well-informed compensation decisions, especially during periods of unusual business conditions as experienced over the past several years.

As described below, the Committee asked Towers Watson to provide input on overall compensation and components of compensation for 10 executive positions, including each of the named executive officers, at the 50th percentile of market survey data. In addition to providing information regarding executive pay, Towers Watson also provides information relating to director compensation and market trends.

We utilize Towers Watson because we believe its survey resources ensure consistent and statistically valid data that is representative of the market in which we compete for executive talent. In addition to its own survey data in 2008, Towers Watson also considered data available through the Watson Wyatt Top Management CompCalculator.

In 2008, the Towers Watson Executive Compensation Database included a broad array of approximately 800 companies. After eliminating financial services, health care and energy services, there were approximately 400 companies in the database. We did not rely on a specific sub-group of peer companies within that database. In working with Towers Watson, we played no role in selecting the individual companies for which the data was obtained.

For our company, Towers Watson performed a regression analysis to reflect base pay levels of an organization with $2.5 billion in revenue; the business unit positions were regressed to $1.5 billion and $1.0 billion in revenue for the Water Products and Electrical Products business, respectively. Target bonus and long-term incentive multiples, which are gathered as a percentage of competitive base salary, were determined from all companies in Towers Watson’s general industry database with revenues between $1 and $3 billion. Their comparison focused on overall compensation, as well as base salary, annual incentive bonus, equity awards and each of the other compensation elements discussed below. We feel their methodology provides appropriate comparisons by utilizing industrial companies of comparable size and referencing databases with comparable executive officer positions.

The Committee relied on the 2008 analysis when making 2010 compensation decisions regarding the Chief Executive Officer, and evaluating the Chief Executive Officer’s recommendations with respect to other executive officers. For 2010, the Committee targeted our overall compensation and benefits programs and each element of compensation at the median level of the surveyed companies. Since a number of variables can influence the relationship of an individual executive’s pay components to the survey median data, the Committee considers a range of 90% to 110% of median to be appropriate when reviewing total compensation. Although the Committee attempts to have each component of compensation be in this target range, the Committee puts greater emphasis on achieving the target at the total compensation level. Variables considered include, but are not limited to, education, position tenure, previous experience, level of performance and, as appropriate, recruitment considerations.

As part of the 2011 planning process, the Committee engaged Towers Watson to prepare a study and analysis showing our historical performance on key financial indicators relative to the market, and the actual compensation paid to our executives during this same period relative to their peers in the marketplace. The results of the study were presented to the Committee in February 2011, and confirmed that our incentive plan target-setting and annual and long-term incentive values are appropriate.

Role of Executives in Compensation Decisions

The Committee annually reviews Chief Executive Officer performance and makes recommendations regarding Chief Executive Officer compensation for consideration by the full Board. The Chief Executive Officer is not present during these discussions and plays no role in determining his own compensation. As it deems appropriate, the Committee utilizes the Towers Watson compensation data and directs the Senior Vice President – Human Resources and Public Affairs to prepare computations for its consideration. With respect to other executives, the Chief Executive Officer annually reviews performance and makes compensation recommendations to the Committee. The Chief Executive Officer will review compensation data provided by Towers Watson, consult with the Senior Vice President – Human Resources and Public Affairs and consider the individual factors listed above before making his recommendations. The Committee can exercise its discretion to modify any recommended compensation to such executives.

Compensation Elements

The Committee takes a balanced approach to executive compensation. Our executive compensation package is comprised of several key components which are designed to work together to provide executives with a total compensation package that is competitive with industry norms. For 2010, total compensation includes:

•	Annual Base Salary

•	Incentives

•	Short-Term – annual incentive bonus

•	Long-Term – restricted stock units, stock options and performance units

•	Benefits

•	Executive life insurance

•	Pension, 401k savings plan and post-retirement life insurance

•	Perquisite allowance

Base Salary

Base salary is the core element of an executive’s overall compensation. We review base salary levels annually, with adjustments effective January 1. The Chief Executive Officer considers each senior executive individually for base salary actions and recommends appropriate adjustments. The Committee annually evaluates the appropriate base salary for the Chief Executive Officer, and reviews and approves his recommendations for the other named executive officers. When considering base salary increases, consideration is given to industry experience, individual performance, level of contribution, pay levels relative to market pay practices, as well as our overall financial condition. While the Chief Executive Officer recommends compensation adjustments for the other named executive officers, his recommendations must be approved and authorized by the Committee. The Chief Executive Officer and the Committee rely upon the median level competitive survey data from Towers Watson and their own diverse experiences with executive compensation when making compensation decisions.

In reviewing and approving individual base salary adjustments for the named executive officers for 2010, the Committee relied upon salary data for comparable positions from the 2008 Towers Watson Executive Compensation Database. Determining appropriate adjustments for executive base salaries for 2010 was a challenge when the Committee met in December, 2009, largely because of the uncertainty that continued to permeate the business environment in general and the significant differences between forecasted and actual base salary increases awarded in the market during 2008 and 2009. Going into 2010, the Committee assumed that executive base salaries in the market remained relatively flat throughout 2009 but would increase 2.5% in 2010. Additionally, the Committee considered the negative impact that its decision to replace perquisite reimbursements and gross-ups would have on total compensation and consequently added a one-time additional base pay increase of 1% – 2% to partially offset the reduction attributable to the change in perquisite considerations. As a result, the Committee approved a base salary increase of 5.3% for Mr. Jones and approved increases of 3.5%, 5.0%, 5.0% and 7.0% to Messrs. Murphy, Rajendra, Mapes and Stern, respectively. Mr. Stern’s salary adjustment was made to achieve internal equity among the senior leadership team. After these adjustments, average base salaries for the group were projected to fall within the Committee’s target median range. However, when the Committee reviewed 2010 salaries against updated data based upon 2010 Towers Watson survey data reported at the October 2010 Committee meeting, it learned chief executive officer base salaries had not increased at the anticipated rate due largely to economic conditions and that Mr. Jones’ base salary was 114% of target or four percentage points above the target median range. Additionally, Mr. Stern’s base pay was 111% of target or one percentage point above the target median range. As a result, the Committee recommended no increase to base salary for Mr. Jones in 2011, and for Mr. Stern, opted to maintain his position relative to the target median for 2011 based on his performance and internal equity considerations.

Name	2010 Base	2010 Base % to Market Median
Paul W. Jones	1,000,000	114
Terry M. Murphy	470,925	104
Ajita G. Rajendra	454,650	101
Christopher M. Mapes	446,250	106
James F. Stern	409,810	111

Executive Incentive Compensation

We include both annual and long-term incentives in our executive compensation package. The goal of our incentive plans is to focus executives on both short-term financial and strategic objectives while ensuring commitment to our long-term growth and stability. Our incentive plans tie financial awards to our financial and strategic success and the interests of our stockholders, and provide pay in addition to annual base salary when warranted by corporate financial performance.

Annual Incentive Compensation

Each year, the Committee reviews and approves our financial objectives for both the company and its operating segments. The executive annual incentive bonus is tied to achieving those objectives. The better the company performs relative to these objectives, the higher the incentive bonus payment.

The annual target incentive bonus is calculated as a percent of annual base pay as of January 1 of the performance year. The target percent for incentive compensation, like base salary, is determined through periodic benchmarking and review of the median level survey data provided by Towers Watson. Annual incentive compensation represents an “at risk” component of the executive compensation package. Actual incentive bonus amounts are dependent upon performance against specific measurements and may vary from 0% to 150% of targeted amounts. In addition, the Committee may award discretionary bonuses it deems appropriate, but did not do so in 2010 for the named executive officers.

As a general principle, the portion of an executive’s compensation tied to incentive compensation increases with the executive’s level of responsibility. Thus, the Chief Executive Officer’s annual incentive opportunity is greater than that of the other named executive officers. Our company targeted an annual incentive opportunity for the Chief Executive Officer at 100% of base pay in 2010. The target incentive for the Chief Financial Officer and the operating segment Presidents was 67% of base pay. The target for the Executive Vice President, General Counsel and Secretary was increased to 63%, up from 60% of base pay, during the Committee’s February 2010 meeting of Committee. The increase was made largely to adjust for internal equity among the senior leadership team and reflect the level of his performance. At its October 2010 meeting, the Committee confirmed incentive bonus targets for Messrs. Jones, Murphy, Rajendra and Mapes were within the target median range, while the incentive bonus target for Mr. Stern was approximately five percentage points above the target median range. The Committee elected to make no adjustments since his total cash compensation was only two percentage points above the target median range.

Name	Target % of Base	Target Incentive % to Market Median
Paul W. Jones	100	100
Terry M. Murphy	67	99
Ajita G. Rajendra	67	99
Christopher M. Mapes	67	105
James F. Stern	63	115

The 2010 annual incentive plan for corporate executives, including Messrs. Jones, Murphy and Stern, was based entirely on achieving a target financial measure, 11.59% Return on Equity. Return on Equity is calculated by dividing net income by stockholder equity, adjusted to exclude certain extraordinary and non-reoccurring items, as provided for in the 2010 annual incentive plan. We used Return on Equity as the basis for determining annual incentive compensation for corporate executives because we believe it represents a sound measure of our performance that is easily recognized and readily used by investors and that links executive performance to stockholder interests. Pursuant to the 2010 annual incentive plan, the Return on Equity calculation excluded an extraordinary and non-reoccurring charge for expenses associated with severe flooding that affected the Nashville, Tennessee area, including our Ashland City, Tennessee plant, as well as income associated with flood relief. The amount of the flood related expenses and income is documented in our Form 10-K for the year ended December 31, 2010.

The annual incentive for operating segment executives, including Messrs. Rajendra and Mapes, was based on two components: operating company performance and company Return on Equity of 11.59%. For 2010, operating company performance was based on meeting an internal financial objective, Return on Performance Assets, at the operating segment.

Return on Performance Assets is calculated by dividing the segment’s operating earnings before interest and taxes by total operating segment’s net assets excluding cash and equivalents, debt and income tax accounts. This calculation emphasizes asset optimization and therefore is a better indicator of return on our investment at the operating segment level. Seventy percent (70%) of the incentive opportunity for Messrs. Rajendra and Mapes was contingent upon achieving the Return on Performance Assets financial goal, with the balance linked to our company achieving its Return on Equity goal.

The Committee established the financial objectives (Return on Equity and Return on Performance Assets) at its February, 2010 meeting based upon historical performance, as well as its assessment of the 2010 business plan, competitive environments and our overall performance objectives. These objectives were set at levels that are difficult to achieve, but with the expectation they are attainable. The Committee sets targets with the expectation they will be met and that meeting them at the operating segment level is essential to meeting the overall company targets. In the past three years, operating segment executives have met or exceeded their targets 50% of the time; Mr. Mapes attained the maximum payout level in 2010.

Our company reported record earnings in 2010, despite a very challenging economic climate worldwide, and annual incentive bonuses reflect our performance. We achieved 150% of the corporate incentive bonus target based on a Return on Equity in 2010. Accordingly, Messrs. Jones, Murphy and Stern were awarded incentive bonuses of $1,500,000, $474,000 and $388,000, respectively. Likewise, Mr. Rajendra achieved 147.7% of his incentive bonus objectives, and was awarded an incentive bonus of $450,000. Mr. Mapes achieved 150% of his incentive bonus objectives and received an incentive bonus of $449,000.

Long-Term Incentive Compensation

Long-term incentive compensation consists of stock options, restricted stock units and performance units, all of which are focused on ensuring sustained performance over a multi-year period. We feel strongly that equity-based long-term incentives effectively link the interests of senior management to the interests of our stockholders. The allocation of total value between each of the long-term incentive components may vary from year to year based on our focus, as determined by the Committee. The long-term incentive portion of an executive’s compensation is “at risk” and is dependent upon corporate performance and growth in stock value.

The stated purpose of the Combined Incentive Compensation Plan, which is the vehicle for awarding long-term incentives, is to provide compensation as an incentive to induce key employees to remain in our employ and to encourage them to secure or increase their stock ownership in our company or to otherwise align their interests with our stockholders. The Combined Incentive Compensation Plan motivates behavior through growth-related incentives to achieve long-range revenue and profitability goals.

The total target value of all long-term incentive components is compared to comparable positions in the marketplace. Again, the Committee utilizes Towers Watson to assist in benchmarking against the median level of surveyed companies to determine market competitive long-term incentive targets for executive positions.

In October, 2009, the Committee received a report from Towers Watson evaluating trends in long-term incentives as a result of the economic downturn, which significantly impacted the market value of stock prices generally. The Committee consulted with Towers Watson again in December, 2009 to better understand the rationale behind the downward trends revealed in their October report. Towers Watson data indicated a general reduction in proposed equity plan grants, which corresponded with depressed stock prices at the companies involved. As a result, the Committee decided to reduce February, 2010 equity grants to executives to align with current market conditions at that time. For the named executives, February, 2010 long-term incentive grants represented reductions of approximately 10% – 15% from 2009 levels. However, the Committee determined at its February, 2010 meeting that Mr. Mapes and Mr. Stern received grants that were approximately five and six percentage points above the target median range, respectively. The Committee determined that given the economic climate and the volatility of the long-term incentives, it would not make any further adjustments at the time of grant but would continue to monitor the situation through 2010. The following table shows long-term incentive compensation, as awarded by the Committee in February, 2010 and then measures that compensation against February 2010 survey data and October 2010 survey data.

Name	LTI February 2010	LTI % of Market February 2010	LTI % of Market October 2010
Paul W. Jones	2,516,100	109	106
Terry M. Murphy	490,400	100	77
Ajita G. Rajendra	490,400	109	78
Christopher M. Mapes	457,100	115	85
James M. Stern	429,600	116	106

The Committee also considered recommendations from outside counsel as well as Towers Watson in extending the period during which terminating executives may exercise vested stock options. Past practice was that vested stock options terminated upon termination of employment. However, the Committee historically exercised its discretion to extend the exercise period for vested but unexercised options for terminating employees due in large part to the restrictions placed on trading because of no-trade windows during which executives were prohibited from trading in Company stock. This typically required a special meeting of the Committee to approve such extension. Consequently, the Committee at its July 2010 meeting approved a policy to permit executives who are not retirement eligible and who voluntarily terminate employment with the Company to exercise all vested but unexercised stock options for a 90 day period commencing from the later of the date of voluntary termination or from the first date the trading window opens following termination. This change is intended to provide a consistent treatment of vested but unexercised stock options and reduce unnecessary fees for Committee meetings.

Special Retention Awards

During 2008, in an effort to retain certain key executives, the Committee approved a program which, at targeted performance levels measured over a two-year and three-quarters period, would award Messrs. Murphy, Mapes, Rajendra and Stern 15,000 performance-based restricted stock units, adjusted to reflect the 3-for 2-stock split. The Committee elected to utilize Return on Equity as the critical performance criteria. The program required an average Return on Equity of 13.6% between April, 2008 and December, 2010, and granted no awards if average Return on Equity fell below 6%. Maximum awards would be granted if Return on Equity averaged 16.6% over the three-year period. Awards were to be calculated on a pro-rata basis for performance levels ranging between the minimum threshold and maximum limit. In setting these limits, the Committee considered historical Return on Equity over the six-year period from 2002 through 2007. Average Return on Equity during that timeframe was 9.5%, with 2006 and 2007 providing the highest results at 11.8% and 12.4%, respectively, and all years prior to 2006 were below 10%. Consistent with its belief that performance measurements should be set at levels that are difficult to achieve, but with the expectation they are attainable, the Committee felt an average Return on Equity of 13.6% was difficult but realistically achievable considering the challenging markets in which both operating companies exist. Based upon year-end 2010 results, the program paid out at 83.7% of target.

Emphasis on Performance-Based Awards

Beginning in 2007, the Committee shifted more of our long-term incentives toward performance-based awards and reduced the proportion of time-based restricted stock units. This was intended to place greater emphasis on pay for performance and more closely tie executive pay to stockholder interests. In 2008, restricted stock units represented 33% of the award, stock options 33%, and performance units 34% of the award, thus shifting from 50% performance-based in 2007 to 67% performance-based in 2008. In July, 2008, the Committee added performance thresholds to the 2009 restricted stock unit grants, which shifted the percent of performance-based awards from 67% to 100%. The Committee chose Average Annual Return on Equity as the performance measure for restricted stock units for 2010 through 2012.

The Committee elected to use Return on Invested Capital as a percent of the Cost of Capital as the performance measure for performance units beginning in 2007 and continued to use that measure through 2010. We believe Return on Invested Capital represents a sound measure of how effectively executives manage capital. The goal is to achieve Return on Invested Capital as a percent of the cost of capital at or above 100%. Performing at this level means we are maintaining or creating additional stockholder value. We calculate Return on Invested Capital by taking net operating profit after taxes and dividing it by total capital. As with annual incentive compensation objectives, the Committee sets targets at levels that are difficult to achieve, but with the expectation they are attainable.

Stock options granted through the Combined Incentive Compensation Plan are valued at fair market value on the day of the grant, which is calculated by averaging the high and the low trading prices of our Common Stock on the NYSE on the day of the grant. The value of options to an executive is entirely dependent upon the growth of our stock price over the option price. Under the terms of the Combined Incentive Compensation Plan, options may not be repriced once granted.

Restricted stock units entitle the executive to receive a share of Common Stock for each unit when the restricted stock unit vests. Restricted stock units are time-based, but have a minimum performance threshold that must be achieved. Their value to the executive is dependent upon the value of our Common Stock at the time of vesting.

Performance units are valued at the time of grant at $100. Their value to the executive is dependent upon Return on Invested Capital performance as a percent of the cost of capital over a three-year vesting period. Their value may be anywhere from 0% to 150% of target value based upon performance. The Committee established specific Return on Invested Capital performance goals at its February, 2010 meeting. In establishing the target, the Committee expressed its desire for our company to earn more than the cost of capital during the measurement period. Thus, to obtain 100% of the granted value, our average Return on Invested Capital during the three-year performance period (2010-2012) divided by the baseline cost of capital effective December 31, 2009, had to equal 100%. That target is expressed as the following equation:

Return on Invested Capital as % of cost of capital	=	Average Return on Invested Capital over three-year performance period	X 100
Baseline cost of capital

The minimum performance level below which no payment is earned was established by calculating 85% of the average Return on Invested Capital as a percent of the cost of capital over the prior nine-year period. Performance below the 85% threshold would yield 0% of the award value. At the 85% threshold performance level, executives would earn 70% of the award value. The performance level at which the maximum payment will be earned was set at 125% of target. If Return on Invested Capital as a percent of cost of capital during the performance period exceeds target by 25%, executives will earn 150% of the award value. This formula raised the performance threshold necessary to achieve a maximum award payout and established an 85% performance threshold in order to earn any award. In the past, the minimum threshold had been set at the average performance over the trailing nine years and the maximum was determined by taking the difference between the minimum performance level and the target performance level, divided by three, then adding that to the target performance level.

Through December, 2010, which includes one year of the three-year performance period, the performance units granted in February, 2010 had an estimated value of approximately 150% of their target value. Through December, 2010, which includes two years of the three-year performance period, the performance units granted in February, 2009 had an estimated value of approximately 150% of their target value.

At target, the combined value of the three components of executive long-term incentives (stock options, restricted stock units and performance awards) should represent market median long-term incentive awards consistent with the Towers Watson survey. Based upon the Committee’s October 2010 analysis, target long-term incentives for Messrs. Murphy, Rajendra and Mapes were below the target median range as described in the Long-Term Incentive Compensation section of this discussion. Since their total compensation level was within the target median range, the Committee elected to make no immediate adjustments at that time but to consider the findings when evaluating 2011 grants. Long term incentives for all other named executives were within the target median range.

Timing of Awards

Since 2007, long-term incentive grants have been awarded annually in February, shortly after earnings are released for the prior year. The Committee and Board reserve the right to grant equity to new hires at the time of their hire in order to align them as quickly as possible to stockholder interests and to make equity adjustments in its discretion if circumstances warrant.

Payout of 2008-2010 Performance Awards

Performance units awarded in February 2008 for the period 2008-2010 were paid in February, 2011. These awards were based upon the Return on Invested Capital as a percent of the Cost of Capital for the three-year period (2008-2010). The units originally were valued at $100 per share. Based upon the company’s Return on Invested Capital performance during the measurement period, the units paid out at $150 per share.

Share Ownership Guidelines

We have developed share ownership guidelines requiring minimum levels of Common Stock accumulation and ownership, depending on the executive’s position. The ownership guidelines for 2010, established at the beginning of each year, are as follows:

Executive	Guideline
(Multiple of base salary midpoint)
Paul W. Jones	4X
Terry M. Murphy	3X
Ajita G. Rajendra	3X
Christopher L. Mapes	3X
James F. Stern	2X

These ownership guidelines are targeted to be competitive with comparable positions in the marketplace. They also are intended to align executive interests with those of our stockholders. The Committee periodically monitors ownership guidelines to ensure they are consistent with the market, and makes adjustments as appropriate. Executives are expected to achieve these ownership guidelines within a reasonable period of time after becoming an executive at our company. Once achieved, the level of ownership must be maintained. All named executive officers are in compliance with the stock ownership guidelines, including granted but unvested restricted stock units.

Consideration of Risk in Executive Compensation Plans

We believe our total compensation package mitigates unreasonable risk-taking by our senior executives. In this regard, we strike a balance between short-term and long-term cash and equity awards. A significant portion of our executives’ pay is linked to the achievement of financial goals directly aligned to stockholder interests: Return on Equity, Return on Performance Assets, and Return on Invested Capital as a percent of the Cost of Capital. The competitive annual incentive plan rewards executives for achieving short-term performance targets, which keeps them focused on day-to-day business fundamentals. On the other hand, our long-term cash and equity awards incent executives to take a long term view of the company and to assume reasonable risks to develop new products, explore new markets and expand existing business.

Further, our executives are stockholders with established share ownership guidelines requiring them to acquire and hold A. O. Smith stock. Their stock grants vest over three-year periods so they are incented to build stockholder value over time. Their cash performance units also are subject to vesting over a three-year period and their payout is tied to Return on Invested Capital over the same period of time.

Our performance based pay components are tied to company-wide results. The only exceptions are our operating company executives whose annual cash incentive plan considers both operating segment results and corporate results. We have implemented caps on our annual cash incentive plan and our long term performance units. Our equity programs limit and define the number of shares but the value of the award is determined by the stock market at the time they vest or are exercised, which we feel provides a strong connection with stockholder interests.

In addition, in 2010, we implemented an executive compensation reimbursement policy, requiring the executives to reimburse incentive compensation erroneously awarded in certain circumstances in the event of a material restatement, commonly called a “clawback”. We believe this policy, discussed in greater depth in the Section of the Compensation Discussion and Analysis entitled “Executive Compensation Reimbursement Policy”, mitigates the risk of a financial restatement by ensuring that our executive officers continuously monitor and maintain the accuracy of our reported financial results.

Executive Life Insurance

The A. O. Smith Executive Life Insurance Plan is a program intended to provide income security for a named beneficiary in the event of death. The plan generally provides a life insurance benefit equal to three times the executive’s annual base salary during employment and one times the annual base salary after retirement. We purchase endorsement split-dollar insurance policies to provide this benefit. The provision of life insurance is consistent with our philosophy of providing competitive pay and benefits for all employees in order to attract and retain critical talent.

Executive Pension

We maintain a qualified defined benefit plan, the A. O. Smith Retirement Plan, for all eligible employees. In addition, we provide a supplemental executive pension program intended to provide income continuation for an executive at the time of retirement. The plans are consistent with our philosophy of providing a competitive retirement benefit for all employees in order to attract and retain critical talent, as well as ensure a secure retirement for employees who contributed to our success over a sustained period of time. A detailed discussion of terms of the plans follows the “Pension Benefits” Table.

During 2009, the company announced its intention to implement a five-year sunset provision for its defined benefit plan effective January 1, 2010. As a result, participants will stop accruing benefits in the plan effective December 31, 2014. At its July 2010 meeting, the Committee decided to continue the existing supplemental executive retirement plan for all executives currently participating in the plan. However, executives hired or promoted into a qualifying executive position after July 2010 will not participate in the existing supplemental executive retirement plan but will be eligible to participate in a defined contribution restoration plan that will provide a 3% contribution per year of pay (base plus bonus) based on pay above the Internal Revenue Service pay limit.

Defined Contribution Retirement Savings Plan

Effective January 1, 2010, the company introduced a 401(k) plan for all U.S. salaried employees, including the named executive officers. It replaced the A. O. Smith Profit Sharing Retirement Plan and will provide a 100% match on the first 1% of employee savings and a 50% match on the next 5% of employee savings. As in the past, to receive a company contribution under the Executive Supplemental Profit Sharing Plan, executives must contribute the maximum eligible tax-deferred employee contributions allowed by law to the new 401(k) Plan. The amount of the executive’s contribution under the Supplemental Plan is the difference between the match the executive would have received without the restrictions placed on these contributions by the Internal Revenue Code and the actual match received in the qualified Profit Sharing Retirement account.

A discussion of the Executive Supplemental Profit Sharing Plan and the A. O. Smith Executive Deferred Compensation Plan, under which executives may elect to defer all or part of their annual incentive bonus, follows the “Nonqualified Deferred Compensation” Table.

Executive Perquisites

Effective in 2010, the Committee eliminated reimbursements for country club memberships, financial counseling and the gross-up payments associated with them, as well as automobile allowances and gross-ups on life insurance and spousal travel. The Compensation Committee elected to replace the value of the perquisites with a perquisite allowance of lesser value that provides for annual cash payments to the senior executives, paid bi-monthly. Perquisite allowances for the named executives are:

Executive	Annual Allowance
Paul W. Jones	$60,000
Terry M. Murphy	$40,000
Ajita G. Rajendra	$40,000
Christopher L. Mapes	$40,000
James F. Stern	$40,000

Executive Agreements

The named executive officers participate in the Senior Leadership Severance Plan, which protects executives financially in the event of employment termination in circumstances identified in the plan, including a change in control of our company. These protections help to ensure that executives will remain focused on managing the company in the event of a pending change in control or other circumstances. Furthermore, this plan provides a more attractive compensation package when recruiting key talent. Lastly, instead of negotiating individual separation arrangements upon a termination, the Committee can ensure consistent and equitable treatment for all executives.

The plan provides each executive with a cash severance (represented as a multiple of their annual cash compensation), medical benefit continuation and outplacement services. Additionally, vesting of long-term incentive awards is accelerated in certain cases. To be covered by the plan, an executive must sign a non-compete, non-solicitation, assignment of inventions and confidentiality agreement. To receive these benefits, an executive must sign a release from future claims against our company. The plan also provides for enhanced cash severance benefits upon a change in control, as discussed below.

More details regarding the named executive officers’ severance arrangements are provided under “Employment Contracts, Termination of Employment and Change in Control Arrangements,” below.

Additionally, as an inducement to hire, Messrs. Murphy and Rajendra requested and were provided with pension supplements which are described in more detail in the compensation tables and narrative section of this disclosure. These pension supplements were intended to replace benefits these executives would have forfeited in order to join us.

Tax Considerations

We are aware of the potential impact on us of Section 162(m) of the Internal Revenue Code which prohibits public companies from deducting certain executive remuneration in excess of $1 million. However, in order to attract and retain critical talent, it may be necessary to exceed the 162(m) limit.

Executive Compensation Reimbursement Policy

We frequently review our executive compensation philosophy and objectives to ensure that we comply with high standards of good governance while serving the interests of our stockholders. We adjust and revise our executive compensation programs when appropriate to achieve these goals. As an example, beginning in year 2011, the Committee implemented a new requirement that executive officers who receive payments of performance-based awards (annual or long term incentive awards, stock-based awards, and any other form of cash or equity compensation other than salary) must reimburse the Company for those payments where, (1) the payments were based on the achievement of certain financial results during a specified performance period; (2) the financial results were subsequently subject to a material restatement; and (3) the restatement resulted from material noncompliance with financial reporting requirements under applicable laws such as the Sarbanes-Oxley Act of 2002. In those circumstances, we may obtain reimbursement of any amount by which the payment of the award to the executive officer exceeds the lower payment that would otherwise have been made to the executive officer based on the restated financial results. We will not seek reimbursement of payments of awards where the payment was made more than three years before the occurrence of the restatement or where the restatement applies to a period where the executive officer was not an executive officer of our company.

The Committee believes that implementing this reimbursement requirement for all awards issued under our various incentive plans, including our Combined Incentive Compensation Plan, is important to ensure that our executive officers continuously monitor and maintain the accuracy of our reported financial results. Further, the Committee believes that this reimbursement requirement aligns our executive officers’ compensation with our interests in ensuring full compliance with financial reporting requirements to which we are subject as a public company. We believe the reimbursement requirement will further align our executive compensation programs with our core compensation philosophy and objectives by tying payments on performance awards and annual incentive compensation to actual achieved financial results of our company. This will further serve our long-term objective of aligning compensation of our executive officers with the interests of our stockholders.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table reflects information concerning compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and other named executive officers during fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
Paul W. Jones Chairman and Chief Executive Officer	2010 2009 2008	$1,000,000 950,000 931,000	0 0 0	$829,521 923,562 755,568	$831,533 923,888 1,190,316	$2,782,500 2,355,000 1,617,000	$962,663 940,353 346,047	$163,260 179,569 173,941	$6,569,477 6,272,372 5,013,872

Terry M. Murphy Executive Vice President and Chief Financial Officer	2010 2009 2008	470,925 455,000 446,000	0 0 0	163,391 151,077 231,660	162,027 221,373 212,578	871,500 739,500 459,000	276,245 332,540 135,310	74,979 88,567 92,296	2,019,067 1,988,057 1,576,844

Ajita G. Rajendra Executive Vice President & President of A. O. Smith Water Products Company, a division of the Company	2010 2009 2008	454,650 433,000 418,000	0 0 0	163,391 173,881 167,508	162,027 174,767 151,648	735,000 684,500 428,000	378,027 637,127 142,466	71,401 72,385 61,992	1,964,496 2,175,660 1,369,614

Christopher L. Mapes Executive Vice President & President of A. O. Smith Electrical Products Company, a division of the Company	2010 2009 2008	446,250 425,000 410,000	0 0 0	150,822 173,881 167,508	151,327 174,767 151,648	734,000 516,500 443,000	174,111 127,883 79,849	70,778 77,862 68,160	1,727,288 1,495,893 1,320,165

James F. Stern Executive Vice President, General Counsel and Secretary	2010 2009 2008	409,810 383,000 368,000	0 0 0	142,443 151,077 167,508	142,156 151,793 151,648	673,000 269,000 195,000	112,109 87,833 40,275	69,524 76,826 84,277	1,549,042 1,119,529 1,006,708

[1]	Includes amounts earned in 2010, even if deferred.

[2]

The amounts included in the “Stock Awards” column are the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

[3]

The amounts included in the “Option Awards” column are the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

[4]

The annual incentive bonus for 2010 and performance units for the period 2008 to 2010, respectively for each named executive officer are as follows: Mr. Jones, $1,500,000 and $1,282,500; Mr. Murphy, $474,000 and $397,500; Mr. Rajendra, $450,000 and $285,000; Mr. Mapes, $449,000 and $285,000; Mr. Stern, $388,000 and $285,000. Both the annual incentive bonus for 2010 and the performance units for 2008-2010 will be paid in 2011.

[5]	Reflects the change in pension value for each named executive officer for 2010.

[6]	Additional information regarding other compensation as provided in the “Components of 2010 All Other Compensation” Table below.

COMPONENTS OF 2010 ALL OTHER COMPENSATION

Name	Company Contributions to Retirement and 401(k) Plans ($)[1]	Dividends on Restricted Stock and Stock Units ($)	Perquisite Allowance ($)[2]	Other ($)[3]	Total ($)
Paul W. Jones	$35,000	$59,708	$60,000	$8,552	$163,260

Terry M. Murphy	16,482	13,205	40,000	5,292	74,979

Ajita G. Rajendra	15,913	12,063	40,000	3,425	71,401

Christopher L. Mapes	15,619	11,879	40,000	3,280	70,778

James F. Stern	14,343	13,191	40,000	2,030	69,524

[1]

Amounts shown are company 401(k) plan matching contribution and contribution to Executive Supplemental Profit Sharing Plan. For 2010, each officer received an $8,575 company 401(k) plan matching contribution and the following Executive Supplemental Profit Sharing Plan contributions: Mr. Jones, $26,425; Mr. Murphy, $7,907; Mr. Rajendra, $7,338; Mr. Mapes, $7,044; Mr. Stern, $5,768.

[2]

Effective in 2010, we discontinued car allowance, club dues and certain other benefits, as well as tax gross up on perquisites. Instead, executive officers receive a single perquisite allowance. This perquisite allowance is discussed in greater depth in the “Executive Perquisites” section of the Compensation Discussion and Analysis.

[3]	Amounts shown include payments for life insurance premiums for all named executive officers, executive physicals, if taken, and spousal travel to Board or executive meetings for business purposes.

GRANTS OF PLAN-BASED AWARDS

The table below reflects the plan-based awards made under the Combined Incentive Compensation Plan to each of the named executive officers during 2010. All amounts were adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Under- lying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh) ($)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul W. Jones	2/8/10	[5]	380,000	$1,000,00	$1,500,000	N/A	N/A	N/A
	2/8/10	[6]	598,500	0	1,282,500
	2/8/10			855,000						81,600	27.930	831,533
	2/8/10								29,700			829,521

Terry M. Murphy	2/8/10	[5]	119,898	315,520	473,280	N/A	N/A	N/A
	2/8/10	[6]	115,500	165,000	247,500
	2/8/10									15,900	27.930	162,027
	2/8/10								5,850			163,391

Ajita G. Rajendra	2/8/10	[5]	3,046	304,616	456,924	N/A	N/A	N/A
	2/8/10	[6]	115,500	165,000	247,500
	2/8/10									15,900	27.930	162,027
	2/8/10								5,850			163,391

Christopher L. Mapes	2/8/10	[5]	32,889	298,988	448,482	N/A	N/A	N/A
	2/8/10	[6]	108,500	155,000	232,500
	2/8/10									14,850	27.930	151,327
	2/8/10								5,400			150,822

James F. Stern	2/8/10	[5]	98,109	258,180	387,270	N/A	N/A	N/A
	2/8/10	[6]	101,500	145,000	217,500
	2/8/10									13,950	27.930	142,156
	2/8/10								5,100			142,443

[1]

Shows the number of restricted stock units granted to each named executive officer in 2010 under the Combined Incentive Compensation Plan. Restricted stock units vest on February 8, 2013 (three years from grant date), except in the event of dismissal or voluntary resignation prior to vesting. The grant date fair value of these awards was $27.930 per restricted stock unit, based upon the average of the highest and lowest price on the date of grant. Dividends on restricted stock and restricted stock units are credited to the named executive officer’s account in the Executive Supplemental Profit Sharing Plan.

[2]

Shows the number of stock options granted to each named executive officer in 2010 under the Combined Incentive Compensation Plan. Options vest and become exercisable in three equal installments. For options granted in February 2010, they vest beginning February 8, 2011, one year after the grant date. Vested options may be exercised within 90 days of voluntary termination.

[3]	The exercise price is the average of the highest and lowest price on the effective date of grant.

[4]	The value of the stock and option awards are the aggregate grant date fair value of stock awards and stock options granted during a year calculated in accordance with FASB ASC Topic 718 .

[5]	Amounts reflect the threshold, target, and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan for annual incentive bonus for 2010.

[6]

Amounts reflect the threshold, target and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan as performance units for the period 2010 to 2012. Performance units have a value of $100 per unit at time of grant. The actual value of performance units is dependent upon Return on Invested Capital performance over the three-year vesting period, as more fully explained under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

No named executive officer at our company has an employment agreement for a specific period of time. Rather, all executives serve at the pleasure of the Board. Each named executive officer participates in the Senior Leadership Severance Plan. See the discussion entitled, “Employment Contracts, Termination of Employment and Change in Control Arrangements” for additional information.

Further, both Messrs. Murphy and Rajendra have pension agreements which are reviewed in the discussion following the “Pension Benefits” Table. Otherwise, their compensation is consistent with the policies and practices discussed in the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The table below reflects all outstanding equity awards made under the Combined Incentive Compensation Plan to each of the named executive officers. All amounts were adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Paul W. Jones	61,200 76,200 51,000 41,100 56,300 0	0 0 25,500 20,550 112,600 81,600	0	$23.523 25.837 23.760 21.340 19.003 27.930	01/02/14 02/09/17 02/11/18 11/05/18 02/09/19 02/08/20	31,800 48,600 29,700	$1,210,944 1,850,688 1,130,976	0	0

Terry M. Murphy	27,000 23,550 15,700 9,250 3,550 0	0 0 7,850 18,500 7,100 15,900	0	24.020 25.837 23.760 19.003 21.660 27.930	01/03/16 02/09/17 02/11/18 02/09/19 07/13/19 02/08/20	9,750 7,950 5,850	371,280 302,736 222,768	15,000	$571,200

Ajita G. Rajendra	40,350 15,000 16,800 11,200 10,650 0	0 0 0 5,600 21,300 15,900	0	18.387 19.467 25.837 23.760 19.003 27.930	02/01/15 10/11/15 02/09/17 02/11/18 02/09/19 02/08/20	7,050 9,150 5,850	268,464 348,432 222,768	15,000	571,200

Christopher L. Mapes	46,350 15,000 16,800 11,200 10,650 0	0 0 0 5,600 21,300 14,850	0	15.987 19.467 25.837 23.760 19.003 27.930	09/22/14 10/11/15 02/09/17 02/11/18 02/09/19 02/08/20	7,050 9,150 5,400	268,464 348,432 205,632	15,000	571,200

James F. Stern	18,000 11,200 9,250 0	0 5,600 18,500 13,950	0	26.847 23.760 19.003 27.930	06/01/17 02/11/18 02/09/19 02/08/20	7,050 7,950 5,100	268,464 302,736 194,208	15,000	571,200

[1]

All references to shares mean shares of the company’s Common Stock. Mr. Jones will have the right to exercise an option for 25,500 shares at the exercise price of $23.760 on February 11, 2011; 20,550 shares at the exercise price of $21.340 on November 5, 2011; 56,300 shares at the exercise price of $19.003 on February 9, 2011; 56,300 shares at the exercise price of $19.003 on February 9, 2012; 27,200 shares at the exercise price of $27.930 on February 8, 2011; 27,200 shares at the exercise price of $27.930 on February 8, 2012; and 27,200 shares at the exercise price of $27.930 on February 8, 2013. Mr. Murphy will have the right to exercise an option for 7,850 shares at the exercise price of $23.760 on February 11, 2011; 9,250 shares at the exercise price of $19.003 on February 9, 2011; 9,250 shares at the exercise price of $19.003 on February 9, 2012; 3,550 shares at the exercise price of $21.660 on July 13, 2011; 3,550 shares at the exercise price of $21.660 on July 13, 2012; 5,300 shares at the exercise price of $27.930 on February 8, 2011; 5,300 shares at the exercise price of $27.930 on February 8, 2012; and 5,300 shares at the exercise price of $27.930 on February 8, 2013. Messrs. Rajendra and Mapes will each have the right to exercise an option for 5,600 shares at the exercise price of $23.760 on February 11, 2011; 10,650 shares at the exercise price of $19.003 on

February 9, 2011; 10,650 shares at the exercise price of $19.003 on February 9, 2012; 5,300 shares at the exercise price of $27.930 on February 8, 2011; 5,300 shares at the exercise price of $27.930 on February 8, 2012; and 5,300 shares at the exercise price of $27.930 on February 8, 2013. Mr. Stern will have the right to exercise an option for 5,600 shares at the exercise price of $23.760 on February 11, 2011; 9,250 shares at the exercise price of $19.003 on February 9, 2011; 9,250 shares at the exercise price of $19.003 on February 9, 2012; 4,650 shares at the exercise price of $27.930 on February 8, 2011; 4,650 shares at the exercise price of $27.930 on February 8, 2012; and 4,650 shares at the exercise price of $27.930 on February 8, 2013.

[2]

Mr. Jones will vest in 31,800 restricted stock units on February 11, 2011; 48,600 restricted stock units on February 9, 2012; and 29,700 restricted stock units on February 2, 2013. Mr. Murphy will vest in 9,750 restricted stock units on February 11, 2011; 7,950 restricted stock units on February 9, 2012; and 5,850 restricted stock units on February 2, 2013. Messrs. Rajendra and Mapes will each vest in 7,050 restricted stock units on February 11, 2011; and 9,150 restricted stock units on February 9, 2012. Mr. Rajendra will vest in 5,850 restricted stock units on February 2, 2013. Mr. Mapes will vest in 5,400 restricted stock units on February 2, 2013. Mr. Stern will vest in 7,050 restricted stock units on February 11, 2011; 7,950 restricted stock units on February 9, 2012; and 5,400 restricted stock units on February 2, 2013. Restricted stock units entitle the executive to receive one share of Common Stock for each unit.

[3]	Market value determined by the NYSE closing market price of $38.08 on December 31, 2010, the last trading day of the fiscal year.

[4]

Messrs. Murphy, Rajendra, Mapes and Stern received a one-time special retention award on April 30, 2008, which awards a maximum of 15,000 performance based restricted stock units that vest on January 1, 2011. The maximum is awarded only if Return on Equity for the calendar years of 2008 through 2010 averages 16.6% or greater during this period.

OPTION EXERCISES AND STOCK VESTED

The following table provides information related to options exercised and stock vested for each of the named executive officers during fiscal year 2010. All amounts were adjusted to reflect the 3-for-2 stock split implemented on November 15, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Paul W. Jones	0	0	31,650	$907,089

Terry M. Murphy	0	0	9,600	275,136

Ajita G. Rajendra	0	0	7,050	202,053

Christopher L. Mapes	0	0	7,050	202,053

James F. Stern	0	0	7,500	274,700

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul W. Jones	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	7.00	230,786 2,846,904	0

Terry M. Murphy	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	5.00	150,870 1,080,471	0

Ajita G. Rajendra	A. O. Smith Retirement Plan Executive Supplemental Pension Plan Special Pension Arrangement	5.92	190,673 755,396 817,765	0

Christopher L. Mapes	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	6.28	106,397 364,681	0

James F. Stern	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	3.59	60,504 201,138	0

We maintain a qualified defined benefit pension plan, the A. O. Smith Retirement Plan, for all eligible salaried employees. The plan provides a monthly retirement benefit at normal retirement age equal to 1.1% of five-year final average pay, plus 0.5% of five-year final average pay in excess of social security compensation multiplied by credited service up to a 40-year maximum. Average annual pay includes base salary and 50% of annual bonus.

In 2009, we announced that contributions to the A. O. Smith Retirement Plan will stop as of December 31, 2014. In its place, we will provide the A. O. Smith Core Pension Plan, a defined contribution plan based upon our current 401(k) plan. Benefit accruals will continue to be made under the existing Plan through 2014.

We also maintain the A. O. Smith Corporation Executive Supplemental Pension Plan to provide benefits to an executive whose benefits in the A. O. Smith Retirement Plan are subject to limitations under the Internal Revenue Code and to take into account 100% of an executive’s annual incentive bonus. The monthly retirement benefit at normal retirement age under the Executive Supplemental Pension Plan is equal to 1.65% of five-year final average pay times years of credited service up to a 40-year maximum, less the benefit provided from the A. O. Smith Retirement Plan. All of the named executives participate in the Executive Supplemental Pension Plan. In July, 2010, the Personnel and Compensation Committee decided to continue the existing Executive Supplemental Pension Plan for all executive officers participating at that time, which includes all named executive officers. Their decision, however, reduces the final retirement benefit for affected executives by the amount of the monthly benefit that is lost when the A. O. Smith Retirement Plan stops accruing benefits on December 31, 2014. All executives hired or promoted to a qualifying position after July 2010 will not participate in the existing defined benefit Executive Supplement Pension Plan. Instead, they will participate in a defined contribution restoration plan that will provide a 3% contribution per year of pay (base salary plus annual bonus) based on compensation above the Internal Revenue Service limit.

The normal retirement age under both plans is 66 for all named executives except Messrs. Mapes and Stern, whose normal retirement age is 67. Each plan provides for early retirement as early as age 57 and 10 years of service but with reductions in the normal retirement benefit. The reductions for benefits provided by the A. O. Smith Retirement Plan are equal to 6.67% per year between the age at retirement and the executive’s normal retirement age less three years (also called the unreduced retirement age). If an executive retires early, the single lump sum amount to be paid from the Executive Supplemental Pension Plan is calculated based upon the unreduced benefit commencing at the unreduced retirement age discounted for interest between the unreduced retirement age and executive’s age at early retirement using the after-tax yield on the Barclays Capital U.S. Corporate Index. Executives terminating before age 57 and 10 years of service with a vested benefit receive a single lump sum amount from the Executive Supplemental Pension Plan calculated in the same manner as for early retirement except the benefit is based upon the unreduced benefit commencing at the executive’s normal retirement age, discounted for interest between the executive’s normal retirement age and the executive’s age at termination.

The “Present Value of Accumulated Benefit” set forth in the table above is based on assumptions and valuation dates that are the same as those used for the valuation of pension liabilities as set forth in Note 12 to our 2010 Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Retirement age under the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan is assumed to be the earliest age that an executive can retire with an unreduced benefit, which is age 65 for Mr. Jones, age 66 for Mr. Murphy, age 63 for Mr. Rajendra, age 64 for Mr. Mapes, and age 64 for Mr. Stern. Post-retirement mortality rates are based on the RP-2000 Combined Healthy Mortality Table (gender specific). The assumption is made that there is no probability of pre-retirement death or termination by any other cause.

The A. O. Smith Retirement Plan pays benefits in the form of a single life retirement annuity. Optional forms of annuity payment are available on an actuarially equivalent basis. The retirement benefit under the Executive Supplemental Pension Plan is paid as a single lump sum to the executive upon retirement. The lump sum amount is calculated by determining the amount necessary (including a tax gross-up for the tax liability attributable to the lump sum payment) to purchase a commercial annuity that will provide an after-tax monthly amount equivalent to the after-tax amount the executive would receive if the monthly pension would be paid directly by us. To calculate the “Present Value of Accumulated Benefits” for the benefit under the Executive Supplemental Pension Plan, assumptions are made regarding the executive’s tax rate at retirement and post retirement tax rate (43% and 40% respectively) and a lump sum interest rate obtained by surveying various annuity companies (3.5%).

We do not have a policy to grant extra years of service. Two of the named executives have special arrangements negotiated upon their employment with us. In this regard, after Mr. Murphy completed 5 years of service on December 31, 2010, he was granted an extra 3 years of service which was included in the calculation of his Executive Supplemental Pension benefit and is treated as eligible for early retirement under the plan. In the “Pension Benefits” Table above, the 3 years of imputed service for Mr. Murphy is valued at $485,786. After completion of 10 years of service, Mr. Rajendra will be eligible for a payment of $7,083 per month paid as a straight life annuity. Mr. Rajendra’s benefit is in addition to the benefits provided by the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan. Both of these agreements were granted in order to compensate each executive for benefits forfeited from his prior employer upon termination.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)[1]	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)
Paul W. Jones	0	86,133	73,578	0	551,418

Terry M. Murphy	0	21,112	23,518	0	159,268

Ajita G. Rajendra	0	19,401	11,979	0	129,763

Christopher L. Mapes	0	18,922	18,669	0	128,089

James F. Stern	0	18,989	844	0	52,059

[1]

Includes the following Supplemental Profit Sharing contributions for 2010 which are also reported in the “Summary Compensation Table”: Mr. Jones, $26,425; Mr. Murphy, $7,907; Mr. Rajendra, $7,338; Mr. Mapes, $7,044; and Mr. Stern, $5,768.

Each executive has an account in the A. O. Smith Corporation Executive Supplemental Profit Sharing Plan, which each year is credited with supplemental profit sharing contributions and notional dividends on restricted stock and restricted stock units. The executive’s account is a bookkeeping entry only. Amounts credited to the executive’s account are credited with gains and losses each month based on the executive’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the executive’s account. The current funds available for a crediting election are: Stable Asset Income Fund, Wells Fargo Advantage Total Return Bond Fund, American Balanced Fund, Nuveen Equity Income Fund, Vanguard Institutional Index Fund, Principal Lifetime Strategic Income R5 Fund, Principal Lifetime 2010 R5 Fund, Principal Lifetime 2020 R5 Fund, Principal Lifetime 2030 R5 Fund, Principal Lifetime 2040 R5 Fund, Principal Lifetime 2050 R5 Fund, Money Market R5 Fund, Growth Fund of America, FMI Common Stock Fund, Munder Mid-Cap Core Growth, Marshall Mid-Cap Value Fund, American Euro Pacific Growth Fund, and Janus Enterprise Fund.

The executive is eligible to receive payment of amounts in his profit sharing account on termination of employment (six months after termination in the case of the amounts credited to his account on or after January 1, 2005).

We also maintain the A. O. Smith Executive Deferred Compensation Plan under which executives may elect to defer all or any part of their base salary, annual incentive bonus or restricted stock units to a future payment date. Gains and losses on an executive’s account in the Plan are credited in the same manner as described above for the Executive Supplemental Profit Sharing Plan. For 2010, none of the named executives have elected to defer any of their annual incentive bonuses.

Employment Contracts, Termination of Employment

and Change in Control Arrangements

We have a Senior Leadership Severance Plan (the “Severance Plan”), in which all of the named executive officers participate. The Board implemented the Severance Plan to establish financial protection for our executives upon various employment termination scenarios, including a change in control of our company. We believe the Severance Plan assists in retention of executives and provides a more attractive compensation package when recruiting key talent. Furthermore, instead of negotiating individual separation arrangements upon a termination, the Board can ensure consistent and equitable treatment for all executives through the Severance Plan.

The Severance Plan provides that each named executive officer will receive severance benefits upon a “Qualifying Termination” and provides for vesting of certain equity awards upon a “Change in Control.” Under the Severance Plan:

•	A “Qualifying Termination” is an involuntary termination of employment without “Cause” or a voluntary termination of employment with “Good Reason.”

•

“Cause” means any of the following: conviction or plea of nolo contendere to a felony or crime involving moral turpitude; the executive’s willful and continuing refusal to substantially perform his duties; the executive engages in conduct that constitutes willful gross neglect or willful gross misconduct, or any other material breach of the Confidentiality and Loyalty Agreement by the executive.

•

“Good Reason” means any of the following, without the executive’s consent: our company materially reduces the executive’s base salary; our company requires the executive to be based at a location in excess of 50 miles from his principal job location; material diminution in the executive’s title, authority, duties or responsibilities; the failure of our company or its business unit, as applicable, to obtain the written commitment of a purchaser of substantially all assets of our company or the business unit, to be bound to the terms of the Severance Plan; or any action or inaction by our company that constitutes a material breach of the Severance Plan.

•

A “Change in Control” is deemed to have occurred upon: the acquisition of 50% or more of our company’s or relevant business unit’s capital stock entitled to vote in the election of directors (other than acquisitions by certain members of the Smith family); a majority of the members of the board of directors of our company as of August 1, 2009 (or directors elected or nominated by 2/3 of the existing directors) ceasing to be continuing directors at any time; or the consummation of a reorganization, merger, consolidation resulting in a change in ownership with respect to 50% or more of the relevant entity’s voting securities, or a sale or other disposition of more than 40% of our company’s or the relevant business unit’s assets.

In order to be covered by the Severance Plan, named executive officers must sign a noncompete, nonsolicitation, assignment of inventions, and confidentiality agreement. In order to receive severance benefits, the named executive officers must sign a release of all claims against our company and its affiliates.

The Severance Plan has an initial three-year irrevocable term from August 1, 2009 through July 31, 2012 and provides for automatic successive one-year renewals thereafter. The Plan will automatically renew for two years upon a Change in Control.

In the event of a Qualifying Termination, Mr. Jones will receive 24 months of continuation of pay and Messrs. Murphy, Rajendra, Mapes, and Stern will receive continuation of pay for 18 months. The continuation of pay will be equal to the executive’s annual salary and target bonus during the year of termination. Each named executive officer will also receive within 2 1/2 months after the end of the year in which the termination occurred a lump-sum payment of the actual bonus based on performance that would have been payable for the year of termination adjusted on a prorata basis based on days employed during the bonus plan year. Each named executive officer will also receive medical benefit continuation and outplacement (capped at 25% of the executive’s annual base salary) through the Severance Period (the period during which the executive receives salary continuation).

Upon a Qualifying Termination without a Change in Control, long-term incentive awards are treated as follows: (i) any unvested or unearned long-term incentive awards that were granted during the calendar year of the termination date will be forfeited; (ii) unvested stock options become vested on a prorata basis; (iii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time that were granted in any calendar year before the termination become vested on a pro rata basis; and (iv) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals, will be paid at the end of the actual performance period on a prorata basis based on actual performance.

Upon a Qualifying Termination within two years following a Change in Control, the named executive officers will be eligible for an enhanced benefit. The named executive officers, other than Mr. Jones, will receive a lump-sum severance payment equal to 15 months of base salary and target bonus, and a lump-sum payment equal to nine months of base pay and target bonus in consideration for the noncompete provisions. Mr. Jones will receive a lump-sum payment equal to 24 months of base salary and target bonus, and a lump sum payment equal to 12 months of base pay and target bonus in consideration for the noncompete provisions. Each named executive officer will also receive a lump-sum payment of the target bonus that would have been payable for the year of termination adjusted on a prorata basis based on days employed during the bonus plan year. The named executive officers also will be eligible to receive continued medical and outplacement benefits during the Severance Period.

Furthermore, upon a Change in Control, long-term incentive awards are treated as follows: (i) unvested stock options become fully vested; (ii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time become fully vested; and (iii) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals are paid out at the target amount, adjusted on a pro rata basis based on the time the executive was employed during the relevant performance period. However, if the Change in Control is the result of a sale of our company’s or a relevant business unit’s assets, then the executive will only receive such treatment with respect to his long-term incentive awards if the executive experiences a Qualifying Termination within 24 months of such Change in Control.

The company will reimburse the named executive officer for excise tax liability resulting from payments received in connection with his or her termination following a Change in Control if the executive’s Parachute Payments (as defined under Internal Revenue Code Section 280G) exceed the officer’s safe harbor (as defined under Internal Revenue Code Section 280G) by more than 10 percent. The Company will cap the executive’s total payment if his or her total net benefit is less than 110 percent of the executive’s respective safe harbor amount, which we refer to as “Effect of Modified Gross-up Provision” in the table below.

Set forth below are tables showing payments and benefits to each named executive officer upon a Qualifying Termination or a Change in Control and a Qualifying Termination under the Severance Plan. We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that a Qualifying Termination or Change in Control and Qualifying Termination occurred at December 31, 2010 and that our Common Stock had a value of $38.08, which was the closing market price for our Common Stock on December 31, 2010. The actual amount of payments and benefits can only be determined at the time of such a Qualifying Termination or Change in Control, and therefore the actual amounts would vary from the estimated amounts in the in the tables below.

Payments Resulting From A Qualifying Termination

December 31, 2010

Name	Severance	Prorata Bonus[1]	Stock Options	Restricted Stock	Performance Units[2]	Medical Coverage[3]	Outplacement[4]	Total
Paul W. Jones	$4,000,000	$1,500,000	$1,227,997	$2,274,645	$1,791,900	$26,647	$250,000	$11,071,188

Terry M. Murphy	1,179,667	474,000	265,016	535,658	1,041,300	19,985	117,731	3,633,358

Ajita G. Rajendra	1,138,898	450,000	236,135	466,480	950,400	671	113,663	3,356,247

Christopher L. Mapes	1,117,856	449,000	236,135	466,480	950,400	16,781	111,563	3,348,215

James F. Stern	1,001,985	388,000	213,879	438,554	935,100	19,985	102,453	3,099,956

[1]	Upon a Qualifying Termination, prorata bonus is based upon actual performance. The amounts in the table are based on the actual bonus for 2010.

[2]

Upon a Qualifying Termination, payout is based upon actual performance. The amounts in the table assume the 2008-2010 award will payout at 150% of target and awards for other performance periods will payout at target.

[3]	Calculated based on the employer paid portion of medical and dental insurance for the Severance Period.

[4]	Calculated at the maximum under the Severance Plan, 25% of the named executive officer’s base salary.

Payments Resulting From A Change In Control

And Qualifying Termination Of Employment

December 31, 2010

Name	Severance	Prorata Bonus	Stock Options	Restricted Stock	Performance Units	Medical Coverage[1]	Outplacement[2]	Effect of Modified Gross-up Provision[3]	Excise Tax Gross-up	Total
Paul W. Jones	$6,000,000	$1,000,000	$3,685,477	$4,192,608	$1,776,500	$39,970	$250,000	$(331,243)	$0	$16,613,312

Terry M. Murphy	1,572,890	315,520	743,304	896,784	994,600	26,647	117,731	—	—	4,667,475

Ajita G. Rajendra	1,518,531	304,616	647,917	839,664	936,200	895	113,663	—	—	4,361,485

Christopher L. Mapes	1,490,475	298,988	637,260	822,258	932,900	22,375	111,563	(197,139)	—	4,118,948

James F. Stern	1,335,981	258,180	574,709	765,408	912,800	26,647	102,453	—	982,273	4,958,450

[1]	Calculated based on the employer paid portion of medical and dental insurance for the Severance Period.

[2]	Calculated at the maximum under the Severance Plan, 25% of the named executive officer’s base salary.

[3]	Reflects the amount by which payments to an executive will be reduced so that the executive is not required to pay excise tax.

Please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above and related narrative for additional information the present value of accumulated benefits for our named executive officers. In addition, Mr. Murphy has a special agreement with us that provides that he will be treated as retirement eligible for purposes of the A. O. Smith Combined Incentive Plan after he completes five years of service with our company.

In addition, each of our named executive officers is provided life insurance as discussed in the section, “Executive Life Insurance.” The death benefits payable as of December 31, 2010, are: $3,000,000 for Mr. Jones; $1,412,775 for Mr. Murphy; $1,363,950 for Mr. Rajendra; $1,392,750 for Mr. Mapes; and $1,229,430 for Mr. Stern. The death benefits payable after retirement are $1,000,000 for Mr. Jones; $470,925 for Mr. Murphy; $454,650 for Mr. Rajendra; $466,250 for Mr. Mapes; and $409,810 for Mr. Stern.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

William F. Buehler, Chairperson

Ronald D. Brown, Committee Member

William P. Greubel, Committee Member

Mathias F. Sandoval, Committee Member

Bruce M. Smith, Committee Member

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement, we have designed our executive compensation programs to drive our long-term success and increase stockholder value. We utilize our executive compensation programs to provide competitive compensation within our industry company peer group that will attract and retain our named executive officers, encourage our named executive officers to perform at their highest levels by linking compensation with financial and performance milestones and directly align our executive compensation with stockholders’ interests through the use of equity-based incentive awards.

The Personnel and Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these core compensation principles. The Personnel and Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates our named executive officers to perform at their highest levels while increasing long-term value to our stockholders. With these core compensation principles in mind, the Committee took the following compensation actions in 2010:

•	maintaining the structure of our compensation programs and incentive awards generally to provide compensation in the middle level of our industry company peer group;

•

eliminating perquisites for our named executive officers, including reimbursements for country club memberships, financial counseling and associated tax gross-up payments, and replacing them with perquisite allowances of lesser value that provide for annual cash payments to our named executive officers; and

•

implementing a “clawback” provision in new performance awards issued under our incentive plans that allows us to recover any excess incentive compensation paid to our executive officers if the financial results on which the awards were based are subject to a material restatement that results from material noncompliance with the financial reporting standards to which we are subject as a public company.

The Committee’s compensation actions like those described above demonstrate our continued commitment to align our executive compensation with stockholders’ interests, while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our stockholders.

The Board of Directors requests the support of our stockholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this Proxy Statement. This advisory vote on the compensation of our named executive officers gives our stockholders another means to make their opinions known on our executive compensation programs. For the reasons we discuss above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section and compensation tables and narrative discussion contained in this Proxy Statement.”

This vote on the compensation of our named executive officers is advisory and not binding on us, our Board of Directors or the Personnel and Compensation Committee. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Personnel and Compensation Committee and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our named executive officers as disclosed pursuant to the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Specifically, stockholders may vote on whether the advisory vote on the compensation of our named executive officers should occur every one, two or three years.

The Board of Directors has given serious consideration to the recommended frequency of the advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, the Board of Directors recommends that stockholders approve holding the advisory vote on the compensation of our named executive officers once every year.

An annual advisory vote on the compensation of our named executive compensation will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a consistent basis. Additionally, an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Personnel and Compensation Committee with more direct input from stockholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders once every year. When voting on this stockholder vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote once every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

The option that receives the most votes from stockholders will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders recommend. This advisory vote is another means for stockholders to provide input on our compensation programs for named executive officers. Although your vote is not binding on the Board of Directors, the Board values the views of stockholders. The Board of Directors will review and give serious consideration to the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board, to oversee the activities of our internal audit function, to appoint the independent registered public accounting firm, and to report the results of the Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and Ernst & Young LLP (the independent registered public accounting firm) is responsible for auditing and reporting on those financial statements and our internal control structure. The Committee has reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended December 31, 2010.

During 2010, the Audit Committee conducted twelve meetings, four of which were in person and eight of which were telephonic. The Committee chair and other members of the Committee each quarter reviewed and commented on the earnings news release and interim financial statements contained in SEC Forms 10-Q, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, controller, and independent registered public accounting firm prior to filing and public release. The Committee also requested and received a comprehensive review of the company’s Enterprise Risk Management (ERM) program, including, but not limited to, an identification of major risks facing the company and the associated probability of an event occurring and its financial impact should it occur. In addition, the Committee reviewed and ratified its Charter.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on AU Section 380 of the Public Company Accounting Oversight Board, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. Both the Director of Internal Audit and the independent registered public accounting firm have direct access to the Audit Committee at any time on any issue of their choosing, and the Committee has the same direct access to the Director of Internal Audit and the independent registered public accounting firm. The Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. In addition, the Committee has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services. Audit Committee approval is required to exceed the amount of the budget for a particular category of non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee has concluded the provision of the non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

During the fiscal year ended December 31, 2010, Ernst & Young LLP was employed principally to perform the annual audit and to render tax services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table:

	Year Ended December 31
	2010	2009
Audit Service Fees	$1,016,638	$1,074,530
Audit Related Fees	None	38,760	*
Tax Fees	458,220	219,006

Total Fees	$1,474,858	$1,332,296

*	During 2009, A. O. Smith Corporation merged with Smith Investment Company (“SICO”). As part of the transaction, SICO incurred audit related fees of $330,816.

Audit fees consist of fees for the annual audit of our company’s financial statements and internal controls over financial reporting, reviews of financial statements included in our Form 10-Q filings, statutory audits for certain of our company’s foreign locations and other services related to regulatory filings.

Audit related fees are principally fees for accounting consultations. Tax fees consist primarily of tax consulting services.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC. The Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011, subject to stockholder ratification, and preliminarily approved its estimated fees for first quarter audit, audit related, and tax services.

Gene C. Wulf, Chairperson

Gloster B. Current, Jr., Member

Mark D. Smith, Committee Member

Idelle K. Wolf, Committee Member

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of our company has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for 2011. Representatives of Ernst & Young LLP will be present at the 2011 Annual Meeting of Stockholders to provide a statement and respond to stockholder questions. Although not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate to obtain stockholder ratification of the Audit Committee’s action in appointing Ernst & Young LLP as our independent registered public accounting firm. The Board of Directors has itself ratified the Audit Committee’s action. Should such appointment not be ratified by the stockholders, the Audit Committee of the Board of Directors will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of our company and our stockholders.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee met six times during the year. The Committee analyzed governance implications of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and related SEC regulations, and reviewed company practices and procedures for compliance. In particular, the Committee reviewed the Company’s compliance program in light of the whistleblower provisions of the Dodd-Frank Act. Further, the Committee reviewed and amended its Charter, which provides that the Committee is responsible for the nomination of directors, review of compensation to be paid to directors and our company’s corporate governance practices, especially in light of SEC and NYSE rules. The amended Charter became effective February 8, 2010. The revised Charter was posted on our website; the address of the website is www.aosmith.com. The Committee also reviewed its new director orientation program and continuing education opportunities for the directors.

The Committee also conducted a director candidate search and, as a result of this process, recommended that Mathias F. Sandoval join the Board of Directors. In conjunction with Mr. Sandoval’s consideration, the Committee reviewed his background and experience in light of the Company’s Criteria for Selecting Board of Director Candidates. The Committee also coordinated the interview process, and after analyzing the Director and Officer Questionnaire completed by Mr. Sandoval, determined that he qualifies as an independent director who is financially literate and is otherwise qualified for board membership. Mr. Sandoval was unanimously approved by the Board and became a director on October 11, 2010.

The lead director procedure was reviewed and affirmed by the Committee and the Board. The lead director is responsible for leading the Non-Management Directors meetings, and this position annually rotates among the chairpersons of the Nominating and Governance, Audit, and Personnel and Compensation Committees of the Board. The chairperson of the Personnel and Compensation Committee was appointed to serve during the period April, 2010 to April, 2011.

The Committee also monitored our corporate governance. It recommended to the Board of Directors updates to the Corporate Governance Guidelines, which the Board adopted. The Committee verified that all Committees’ Charters were in place and were reviewed by the Committees. It reviewed the code of business conduct and financial code of ethics, officers’ outside board memberships, minimum qualifications for directors, the process and procedure for stockholder recommendation of director candidates and stockholder communications with the Board, which the Board previously adopted. The Committee reviewed the effectiveness of the dissemination and disclosure of these and other corporate governance documents, including Committees’ Charters, to employees and to stockholders via our website; these documents are also available upon request from the Corporate Secretary. No waivers were sought or granted from our code of conduct. The Committee is not aware of any situation or circumstance that would require a waiver.

The Committee is also responsible for reviewing director compensation. The Committee retained the firm of Towers Watson in 2010 to assist it with evaluating director compensation trends and making comparisons and recommendations. Based on Towers Watson’s report, the Committee recommended changes to director compensation in 2010, which were adopted at its July, 2010 meeting and are reported in this Proxy Statement under “Director Compensation.”

The Committee reviewed Board Committee member qualifications and made recommendations to the Board on member appointments to Committees. The Committee reviewed the Board’s Committee structure and operations and reported to the Board regarding them.

The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the Board and each of the other Committees performed its own self-evaluation and reported on it to the Board of Directors. The directors also evaluated the performance of each of their fellow directors.

Ronald D. Brown, Chairperson

William F. Buehler, Committee Member

William P. Greubel, Committee Member

Mathias F. Sandoval, Committee Member

DATE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 intended to be presented at the 2012 Annual Meeting of Stockholders must be received by us no later than November 2, 2011, to be considered for inclusion in our proxy materials for the 2012 meeting. If a stockholder who otherwise desires to bring a proposal before the 2012 meeting does not notify us of its intent to do so on or before January 16, 2012, then the proposal will be untimely, and the proxies will be able to vote on the proposal in their discretion.

March 1, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

A. O. SMITH CORPORATION

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 11, 2011

3:00 p.m. Eastern Daylight Time

(meeting location and directions on back page)

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 11, 2011

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and Annual Report are available at www.ematerials.com/aos

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before March 28, 2011, to facilitate timely delivery.

Matters intended to be acted upon at the meeting are:

1.	To elect six directors chosen by the holders of Class A Common Stock.

Ronald D. Brown.	William P. Greubel	Paul W. Jones
Mathias F. Sandoval	Bruce M. Smith	Mark D. Smith

To elect four directors chosen by holders of Common Stock.

Gloster B. Current, Jr.	Robert J. O’Toole	Idelle K. Wolf	Gene C. Wulf

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers.

4.	To recommend, by non-binding advisory vote, the frequency of future advisory votes on compensation of our named executive officers.

5.	To transact such other business and act upon such other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Items 1, 2 and 3, and recommends that you vote for one year with respect to Item 4.

All stockholders of record as of February 21, 2011, are entitled to vote.

You may immediately vote your proxy on the Internet at: www.eproxy.com/aos

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 8, 2011.

•      Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

To request paper copies of the proxy materials, which include the Proxy Card,

Proxy Statement and Annual Report, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/aos. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 1-866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

E-mail – Send us an e-mail at ep@ematerials.com with “aos Materials Request” in the subject line. The e-mail must include:

• The 3-digit Company Number and the 11-digit Control Number located in the box in the upper right hand corner on the front of this Notice.

• Your preference to receive printed materials via mail –or– to receive an e-mail with links to the electronic materials.

• If you choose e-mail delivery you must include the e-mail address.

•      If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Social Security/Tax Identification Number in the e-mail.

Directions to Annual Meeting of Stockholders on April 11, 2011:

Location:	Hyatt Regency Jacksonville Riverfront
225 East Coastline Drive
Jacksonville, Florida 32202

Directions:	From Jacksonville International Airport, take 95 South approximately 18 miles. Take the Union Street exit (exit 353-B) and turn left (east) onto Union Street. Travel one mile on Union Street to Newnan Street. Turn right onto Newnan Street and travel 0.5 miles on Newnan. Turn left onto Coastline Drive and make immediate left into front entrance of the Hyatt Regency Jacksonville Riverfront.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Please have available the Company Number and the Control
Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax
Identification Number.

Your phone or Internet vote authorizes the named proxies to
vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/aos Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 8, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 8, 2011.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò Please detach here. ò

A. O. SMITH CORPORATION 2011 ANNUAL MEETING

PROXY - COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and ONE YEAR for proposal 4.

1. Election of directors:	01 Gloster B. Current, Jr.	03 Idelle K. Wolf		☐ Vote FOR	☐ Vote WITHHELD
	02 Robert J. O’Toole	04 Gene C. Wulf		all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐ For	☐ Against	☐ Abstain

3. Proposal to approve by non-binding advisory vote, the compensation of our named executive officers:			☐ For	☐ Against	☐ Abstain

4. Proposal to recommend by non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers:			☐ One Year ☐ Two Years	☐ Three Years	☐ Abstain
Directors recommend a vote FOR proposals 1, 2 and 3, and recommend One Year with respect to proposal 4.

Date

Address change? Mark Box ☐ ☐ I plan to attend meeting. Indicate changes below:
Signature(s) in Box
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 11, 2011

3:00 p.m. Eastern Daylight Time

Hyatt Regency Jacksonville Riverfront

225 East Coastline Drive

Jacksonville, Florida 32202

A. O. SMITH CORPORATION

PROXY - COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, TERRY M. MURPHY and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 11, 2011, at 3:00 p.m. Eastern Daylight Time, at the Hyatt Regency Jacksonville Riverfront, 225 East Coastline Drive, Jacksonville, Florida, or at any adjournment thereof, and there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and for ONE YEAR for proposal 4.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Please have available the Company Number and the Control
Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax
Identification Number.

Your phone or Internet vote authorizes the named proxies to
vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/aos Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 8, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 8, 2011.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò Please detach here. ò

A. O. SMITH CORPORATION 2011 ANNUAL MEETING

PROXY – CLASS A COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and ONE YEAR for proposal 4.

1. Election of directors:	01 Ronald D. Brown.	04 Mathias F. Sandoval		☐ Vote FOR	☐ Vote WITHHELD
	02 William P. Greubel	05 Bruce M. Smith		all nominees	from all nominees
	03 Paul W. Jones	06 Mark D. Smith			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐ For	☐ Against	☐ Abstain

3. Proposal to approve by non-binding advisory vote the compensation of our named executive officers:			☐ For	☐ Against	☐ Abstain

4. Proposal to recommend by non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers:			☐ One Year ☐ Two Years	☐ Three Years	☐ Abstain

Directors recommend a vote FOR proposals 1, 2 and 3, and recommend One Year with respect to proposal 4.

Date

Address change? Mark Box ☐ ☐ I plan to attend meeting. Indicate changes below:
Signature(s) in Box
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 11, 2011

3:00 p.m. Eastern Daylight Time

Hyatt Regency Jacksonville Riverfront

225 East Coastline Drive

Jacksonville, Florida 32202

A. O. SMITH CORPORATION

PROXY – CLASS A COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, TERRY M. MURPHY and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 11, 2011, at 3:00 p.m. Eastern Daylight Time, at the Hyatt Regency Jacksonville Riverfront, 225 East Coastline Drive, Jacksonville, Florida, or at any adjournment thereof, and there to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and for ONE YEAR for proposal 4.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.